Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of June 17, 2023

by and among

NISOURCE INC.,

NIPSCO HOLDINGS II LLC

and

BIP BLUE BUYER L.L.C.

-i-

(continued)

-ii-

(continued)

Exhibits

Exhibit A – Form of Operating Agreement

Company and Parent Disclosure Schedules

Schedule 2.3	—	No Violation
Schedule 2.5(a)	—	Equity Interests
Schedule 2.6(b)	—	No Undisclosed Liabilities
Schedule 2.6(e)	—	Leakage Since Balance Sheet Date
Schedule 2.7	—	Absence of Certain Developments
Schedule 2.8(g)	—	Encumbrances on Real Property
Schedule 2.9	—	Tax Matters
Schedule 2.10	—	Material Contracts
Schedule 2.13	—	Employees
Schedule 2.14(a)	—	Employee Benefit Plans
Schedule 2.14(d)	—	Post-Employment or Retirement Welfare Benefits
Schedule 2.14(e)	—	Title IV Plans
Schedule 2.16	—	Environmental Matters
Schedule 2.17	—	Governmental Investigations
Schedule 2.18	—	Affiliated Transactions
Schedule 2.19	—	Regulatory Matters
Schedule 3.3	—	No Violation (Parent)
Schedule 3.4	—	Governmental Consents (Parent)
Schedule 3.7	—	Broker Fees (Parent)
Schedule 5.1(a)	—	Conduct of Business
Schedule 5.1(b)	—	Permitted Interim Period Business Activities
Schedule 5.7	—	Interim Period Subsidiaries
Schedule 9.2	—	Tax Allocation
Schedule 10.17	—	Existing Indebtedness

-iii-

(continued)

Investor Disclosure Schedules

Schedule 4.6	—	Broker Fees (Investor)
Schedule 4.10	—	Regulatory
Schedule 5.3(d)	—	Investor Interim Acquisitions

-iv-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 17, 2023 (the “Effective Date”), is entered into by and among NiSource Inc., a Delaware corporation (the “Parent”), NIPSCO Holdings II LLC, a Delaware limited liability company (the “Company”), and BIP Blue Buyer L.L.C., a Delaware limited liability company (the “Investor”). The Parent, the Company, and the Investor are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”. Defined terms used herein and not otherwise defined herein have the respective meanings set forth in Section 10.17.

W I T N E S S E T H

WHEREAS, the Parent owns one hundred percent (100%) of the issued and outstanding membership interests of NIPSCO Holdings I LLC, an Indiana limited liability company (“NIPSCO Holdings I”);

WHEREAS, NIPSCO Holdings I owns one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) of the Company;

WHEREAS, the Company owns one hundred percent (100%) of the issued and outstanding membership interests of Northern Indiana Public Service Company LLC, an Indiana limited liability company (“NIPSCO”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Company wishes to issue and sell to the Investor, and the Investor wishes to purchase and accept from the Company, certain newly issued Membership Interests such that, after giving effect to the transactions contemplated by this Agreement, the Investor will own 19.9% of the Membership Interests (such Membership Interests, the “Purchased Interests”);

WHEREAS, as soon as practical following the Closing, the Company wishes to distribute to NIPSCO Holdings I and NIPSCO Holdings I desires to accept from the Company, a distribution of all or a portion of the Closing Purchase Price, such distribution to equal the amount of certain preformation capital expenditures (the “Special Distribution”); and

WHEREAS, concurrently with the execution of this Agreement, the Investor has delivered to the Parent (i) a duly executed limited guaranty (the “Limited Guaranty”) of the Investor Guarantor, in favor of the Parent, which, subject to the terms and conditions therein, guarantees the obligations of the Investor under Section 7.2(b) and (ii) a duly executed Equity Commitment Letter.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE TRANSACTION; PURCHASE PRICE; THE CLOSING

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase and accept from the Company, and the Company shall sell and transfer to Investor, the Purchased Interests, free and clear of all Liens other than (a) those created pursuant to Contracts to which Investor or any of its Affiliates is a party and (b) those that may be deemed to exist pursuant to securities Laws of general applicability.

Section 1.2 Purchase Price.

(a) Closing Purchase Price. The purchase price to be paid by the Investor for the Purchased Interests is an amount equal to the sum of (i) $2,150,000,000 (the “Base Purchase Price”), plus (ii) the Additional Capital Contribution Amount (which may be a positive or zero), if any, plus (iii) the Equity Contribution Excess (which may be a positive or zero), if any, minus (iv) the Equity Contribution Shortfall (which may be a positive or zero), if any, minus (v) the Early Closing Time Value Adjustment (which may be a positive or zero), if any, plus (vi) the Late Closing Time Value Adjustment (which may be a positive or zero), if any, (the amount equal to such sum, the “Closing Purchase Price”).

(b) Pre-Closing Purchase Price Adjustment. The Company shall provide the Investor with a written statement (the “Statement”) reflecting the calculation of the Closing Purchase Price including, in reasonable detail and together with such calculations, records, documents, worksheets, working papers, line item details for accounts, schedules and other data that support its good faith estimate of (i) the total Additional Capital Contribution Amount, if any, (ii) the amount of any Equity Contribution Excess, if any, (iii) the amount of any Equity Contribution Shortfall, if any, (iv) the amount of any Early Closing Time Value Adjustment, if any, and (v) the amount of any Late Closing Time Value Adjustment, if any, at least five (5) Business Days prior to the Closing Date. The Statement shall be prepared in good faith in accordance with U.S. GAAP, applied consistently with the principles, practices, procedures and methodologies set forth in the Financial Statements. After the Investor’s receipt of the Statement pursuant to this Section 1.2(b), the Investor shall have an opportunity to review the Statement and, within three (3) Business Days after the Investor’s receipt of the Statement, the Investor may (but is not required to) deliver to the Parent and the Company a written report containing any corrections in such calculations that the Investor proposes, if any, together with a reasonably detailed explanation of such corrections. The Parties shall discuss and reasonably cooperate in good faith with respect to any proposed corrections to the Statement and the resolution thereof. The Statement, as agreed upon in writing by the Parties, shall control for purposes of all payments to be made at Closing; provided, that if the Investor, on the one hand, and the Parent and the Company, on the other hand, do not agree in writing upon any or all of the adjustments set forth in the Statement, then the amount of such disputed adjustment or adjustments used to calculate the payments to be made at Closing shall be that amount set forth in the Statement with respect to such disputed adjustment or adjustments delivered by the Company to the Investor pursuant to this Section 1.2(b).

(c) Post-Closing Purchase Price Adjustment.

(i) Preparation of Closing Statement. Within sixty (60) days after the Closing Date (but no earlier than January 2, 2024), the Parent shall prepare, or cause to be prepared, and deliver to the Investor a statement (the “Post-Closing Statement”) setting forth, in reasonable detail and together with such calculations, worksheets, working papers, line item details for accounts, schedules and other data that support, the Parent’s calculation of the actual amount of: (A) the total Additional Capital Contribution Amount, if any, (B) the amount of any Equity Contribution Excess, if any, (C) the amount of any Equity Contribution Shortfall, if any, (D) the amount of any Early Closing Time Value Adjustment, if any, and (E) the amount of any Late Closing Time Value Adjustment, and, using the foregoing components, a calculation of the estimated Final Purchase Price. The Post-Closing Statement must set forth a reconciliation between the estimated calculations set forth on the Statement and those calculations set forth on the Post-Closing Statement, including a reasonably detailed explanation for all such changes and all reasonable supporting documentation.

(ii) Dispute. Within the later of (a) thirty (30) days following receipt by the Investor of the Post-Closing Statement and (b) fifteen (15) days following receipt of the quarterly financials of the Company and its Subsidiaries for the three month period that includes the Closing Date, the Investor shall deliver written notice to the Parent of any dispute the Investor has with respect to the preparation or content of the Post-Closing Statement (the “Dispute Notice”). Any Dispute Notice shall contain a reasonably detailed description of the Investor’s position with respect to each such disputed item. If the Investor does not notify the Parent of a dispute by delivering a Dispute Notice with respect to the Post-Closing Statement within such thirty (30)-day period, such Post-Closing Statement will be final, conclusive and binding on the Parties and such Post-Closing Statement shall become the “Final Closing Statement”. In the event of such notification of a dispute, the Investor shall provide the Parent reasonable supporting documents and calculations, including reasonable detail with its delivery of a Dispute Notice, and the Investor and the Parent shall negotiate in good faith to attempt to resolve such dispute. If the Investor and the Parent notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Investor advises the Parent of the Investor’s objections, then the Investor and the Parent jointly may engage one of the “Big Four” accounting firms to be mutually selected (or, if such firm is unable to be engaged, another nationally recognized firm of independent accountants mutually agreeable to the Investor and the Parent) (the “Independent Accountants”) to resolve such dispute. The Independent Accountants shall review only those items contained in the Dispute Notice that remain in dispute between the Parent and the Investor. In connection with the engagement of the Independent Accountants, the Parent and the Investor will execute such engagement, indemnity and other agreements as the Independent Accountants may reasonably require as a condition to such engagement. As promptly as practicable, but in any event within 30 days after the selection of the Independent Accountants and execution of such engagement, indemnity or other agreements and based solely on (i) a written submission provided by each of the Investor and the Parent to the Independent Accountants within ten (10) days following the Independent Accountants’ selection (and without independent investigation on the part of the Independent Accountants) and (ii) the terms and provisions of this Agreement, the Independent Accountants will determine whether the Post-Closing Statement requires adjustment in accordance with the terms of this Agreement. Once appointed, the Independent Accountants shall have no ex parte communications with any of the Parties concerning dispute. All communications between the Parent or the Investor, on the one hand, and the Independent Accountants, on the other hand, shall be conducted in writing, with copies sent simultaneously to the Parent and the Investor, as applicable, or at a meeting involving both the Parent and the Investor where both the Parent and the Investor have been provided advance notice. In resolving any disputed item, the Independent Accountants may not assign a value to any item in dispute (A) greater than the greatest value claimed for such item in the Parent’s proposed value for such disputed item as set forth in the Statement or the Post-Closing Statement, as applicable, or the Investor’s proposed value for such disputed item as set forth in the Dispute Notice, or (B) lower than the least value claimed for such item in Parent’s proposed value for such disputed item as set forth in the Statement or the Post-Closing Statement, as applicable, or the Investor’s proposed value for such disputed item as set forth in the Dispute Notice. The Independent Accountants shall (x) act as an expert and not as an arbitrator and (y) consider only those items and amounts in the Investor’s and the Parent’s respective calculations in the Post-Closing Statement or the Investor’s proposed value for such disputed item as set forth in the Dispute Notice, including each of the components thereof, that are in the Dispute Notice and identified as being items and amounts to which the Investor and the Parent have been unable to agree. The Parent and the Investor will each bear its own legal fees and other costs of presenting its case to the Independent Accountants. The Post-Closing Statement, to the extent finally determined by the Independent Accountants and reflecting any non-disputed item, shall become the “Final Closing Statement”. The fees and expenses of the Independent Accountants will be borne by the Parent and the Investor proportionately based on the relative success of each of them in resolving the items in the Dispute Notice, as determined by the Independent Accountants (i.e., so that the more successful Party bears a lesser proportion of such fees and expenses).

(iii) Adjustment Mechanisms. Upon the completion of the Final Closing Statement, the Closing Purchase Price shall be adjusted, on a dollar-for-dollar basis, as follows: (A) if the Final Purchase Price is less than the Closing Purchase Price (the amount of such shortfall, the “Purchase Price Shortfall Amount”), the Parent shall pay or cause to be paid to the Investor an amount of cash equal to the Purchase Price Shortfall Amount to an account designated in writing by the Investor or (B) if the Final Purchase Price is greater than or equal to the Closing Purchase Price (the amount of such excess, the “Purchase Price Excess Amount”), the Investor shall pay or cause to be paid to the Parent an amount of cash equal to the Purchase Price Excess Amount to an account designated in writing by the Investor.

(iv) The Parties agree that upon the payment of the Final Purchase Price and amounts provided in this Section 1.2, the Investor shall have no further obligation to pay the Parent any amounts hereunder or in connection with the acquisition of the Purchased Interests.

(v) Timing and Treatment of Payments. Any payment due under this Section 1.2 shall be made within the later of (A) ten (10) Business Days of the date on which the Final Closing Statement is finally determined pursuant to this Section 1.2, and (B) two (2) Business Days following the identification by the Parent or the Investor of such Party’s account to which funds, if applicable, will be delivered. Any payment made pursuant to this Section 1.2(c)(iv) shall be treated as an adjustment to the Closing Purchase Price for all purposes.

Section 1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of McGuireWoods LLP, Gateway Plaza, 800 E. Canal Street, Richmond, Virginia 23219, or by the remote exchange of executed documents, as promptly as practicable, and in no event later than the tenth (10th) Business Day after the date on which all of the conditions contained in Article VI are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on or at such other date, time or place as is agreed to in writing by the Parties; provided, however, that, notwithstanding the foregoing, the Parent may elect, in its sole discretion, for the Closing to occur on any date from and including November 1, 2023 through and including January 3, 2024 (subject to the satisfaction or waiver of all of the conditions contained in Article VI) (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall be effective as of 12:01 a.m. (New York City time) on the Closing Date.

Section 1.4 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a) the Investor shall pay, or cause to be paid, to the Company, the Closing Purchase Price, by wire transfer of immediately available funds to an account designated in writing to the Investor prior to the Closing by the Company;

(b) the Company shall issue to the Investor the Purchased Interests registered in the name of the Investor and the Company shall reflect such issuance to the Investor in the books and records of the Company (including in Schedule 1 to the Operating Agreement) such that, after giving effect to such issuance and the Special Distribution, the Investor shall own all right, title and interest in and to a number of Membership Interests constituting a 19.9% ownership interest in the Company;

(c) the Parent shall deliver, or cause to be delivered, to the Investor, a counterpart copy of the Operating Agreement, duly executed by NIPSCO Holdings I (i) evidencing, effective as of the Closing, the addition of Investor as a member of the Company and (ii) constituting the issuance of the Purchased Interests;

(d) the Company shall deliver, or cause to be delivered, to the Investor, a counterpart copy of the Operating Agreement, duly executed by the Company;

(e) the Investor shall deliver, or cause to be delivered, to the Parent and the Company, a counterpart copy of the Operating Agreement, duly executed by the Investor; and

(f) the Parties shall make such other deliveries as are required by Article VI.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules of the Parent and the Company attached to this Agreement (each a “Disclosure Schedule” and, collectively, the “Disclosure Schedules”), subject to Section 10.10, or as disclosed in any Parent SEC Reports filed prior to the Effective Date (excluding any disclosure set forth in any risk factors section or any disclosure of risks included in any “forward looking statements” disclaimer and any other disclosure included in the Parent SEC Reports that are predictive, cautionary or forward-looking in nature) the Company represents and warrants to the Investor that as of the Effective Date and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):

Section 2.1 Formation and Power; Authorization.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company and each of its Subsidiaries has all requisite power and authority necessary to own, lease and operate its properties and to carry on its business as now conducted.

(b) The Company and each of its Subsidiaries is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has made available to the Investor complete and correct copies of the Organizational Documents of the Company and its Subsidiaries, in each case as in effect as of the Effective Date.

(d) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action by the Company, and no other company proceedings on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement by the Company. This Agreement has been duly and validly executed and delivered by the Company, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity (the “Bankruptcy and Equity Exception”).

Section 2.2 Subsidiaries.

(a) Schedule 2.5(a) sets forth each Person in which the Company, directly or indirectly, owns any Equity Interests, including (i) the name of such Person, (ii) such Person’s jurisdiction of organization, incorporation or formation, and (iii) the name and amount of each such Equity Interests owned, directly or indirectly, by the Company (as applicable). Except as set forth in any build transfer agreements or Tax Equity Agreements of the Company or any of its Subsidiaries entered into as of the Effective Date or during the Interim Period in accordance with Section 5.1 and other than the Subsidiaries of the Company, each of which are set forth on Schedule 2.5(a), the Company does not, directly or indirectly, own beneficially or of record, or hold the right to acquire, any Equity Interests in any Person.

(b) Each of the Company’s Subsidiaries is duly organized, incorporated or formed (as applicable) and validly existing under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 2.3 No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 2.3 are made, given or obtained (as applicable), (y) the Regulatory Approvals are obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not (a) violate, conflict with or breach the Organizational Documents of the Company or any of its Subsidiaries, (b) result in the imposition or creation of any Lien on the Membership Interests, (c) violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, or (d) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create (or, with notice or lapse of time or both, would create) in any party thereto the right to accelerate, amend, terminate or cancel, require any consent under, or give rise to the creation of any Lien (other than a Permitted Lien) on any property or asset of the Company or any of its Subsidiaries under, any Material Contract (or any Interim Period Contract, if any), except, with respect to clause (d) above, for any such violations, breaches, defaults or other occurrences that are not, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 2.4 Governmental Authorities; Consents. Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, Order, Permit, filing or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, (i) is not material to the Company and its Subsidiaries taken as a whole, and (ii) would not reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement prior to the Outside Date, (d) as may be necessary as a result of any facts or circumstances relating to the Investor or any of its Affiliates, and (e) notices and filings required to be made or given after the Closing.

Section 2.5 Equity Interests.

(a) Schedule 2.5(a) accurately sets forth the ownership structure of the Company and each of its Subsidiaries. Except as set forth on Schedule 2.5(a), all of the outstanding Equity Interests of the Company and each of its Subsidiaries are owned legally and beneficially and of record by Parent, NIPSCO Holdings I, the Company or a Subsidiary of the Company as set forth on Schedule 2.5(a), free and clear of all Liens other than (i) those created pursuant to any Existing Indebtedness, (ii) those that may be deemed to exist pursuant to securities Laws of general applicability and (iii) restrictions contained in the

Organizational Documents of the Company or its Subsidiary, as applicable. The Membership Interests constitute all of the issued and outstanding Equity Interests of the Company, and all of the outstanding Equity Interests of the Company and its Subsidiaries have been duly authorized and validly issued, in compliance with all applicable securities Laws and not in violation of the Organizational Documents of the Company or any of its Subsidiaries or any subscription rights, purchase options, call options, rights of first refusal or other similar rights of any Person, and (to the extent such concepts are applicable to such Equity Interests) are fully paid and nonassessable. Except as set forth on Schedule 2.5(a), as set forth in the Organizational Documents of the Company and its Subsidiaries and except for this Agreement and the transactions contemplated hereby, there are no outstanding options, warrants, subscriptions, rights (including preemptive rights), purchase rights, stock, unit or other equity appreciation rights, profits interests, phantom equity rights, equity-based compensation, rights to subscribe, calls or Contracts of any character relating to, or requiring, the ownership, issuance, transfer, acquisition, redemption, repurchase, delivery, sale, or payments based on the value, of any issued or unissued shares of capital stock or other Equity Interests, convertible or exchangeable securities (including securities that upon conversion or exchange would require the issuance of any Equity Interest), purchase rights, calls or commitments made by the Company or any of its Subsidiaries or similar rights relating to the issuance, purchase, sale or repurchase of any Equity Interests issued by the Company or any of its Subsidiaries containing any equity features, or Contracts by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to any Equity Interests of the Company or any of its Subsidiaries.

(b) Upon consummation of the issuance of the Purchased Interests by the Company to the Investor, (i) the Investor will hold good and valid title to all of the Purchased Interests free and clear of all Liens other than (A) Liens created pursuant to Contracts to which the Investor or its Affiliate is a party and (B) those that may be deemed to exist pursuant to securities Laws of general applicability and (ii) the Purchased Interests will constitute a 19.9% ownership interest in the Company.

Section 2.6 Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to the Investor true, correct and complete copies of NIPSCO’s and its Subsidiaries’ (a) unaudited consolidated balance sheet as of March 31, 2023 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the three-month period then ended (the “Unaudited Financial Statements”) and (b) audited consolidated balance sheets and related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal years ended 2020, 2021 and 2022 (together with the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. GAAP, except as may be otherwise specified in such Financial Statements and except that Unaudited Financial Statements may not contain footnotes required by U.S. GAAP, and fairly present in all material respects the financial position of NIPSCO and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of Unaudited Financial Statements, to the absence of notes and normal year-end audit adjustments. The books and records of NIPSCO and its Subsidiaries have been kept and maintained in all material respects in accordance with applicable Laws.

(b) Except as set forth on Schedule 2.6(b), NIPSCO and its Subsidiaries do not have any liabilities or obligations, whether accrued, contingent, absolute or otherwise (“Liabilities”), except (i) Liabilities accrued on or reserved against, or otherwise identified, in the Financial Statements, (ii) Liabilities that have arisen since the Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities arising after the Effective Date in connection with the transactions contemplated hereby, (iv) any executory obligations under Contracts (not including Liabilities arising from a breach thereof or default thereunder) and (v) other Liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company does not have any Liabilities other than (i) for Taxes accrued and not yet payable or being contested in good faith through appropriate proceedings so long as adequate reserves have been maintained in accordance with U.S. GAAP, (ii) for obligations pursuant to this Agreement and (iii) for obligations under its Organizational Documents and nominal amounts necessary for the corporate maintenance and existence of the Company.

(d) The Company and each of its Subsidiaries maintains, and at all times since January 1, 2021, has maintained, a system of internal controls over financial reporting sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting related to the Company and its Subsidiaries and the preparation of the Financial Statements for external purposes in accordance with U.S. GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and disposition of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements.

(e) Except as set forth on Schedule 2.6(e), since March 31, 2023 through the date of this Agreement, none of the Company or any of its Subsidiaries has made or authorized any payments or taken any actions which would constitute Leakage effective after the Leakage Reference Date.

Section 2.7 Absence of Certain Developments. Except as set forth on Schedule 2.7, since the Balance Sheet Date, (a) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have a Material Adverse Effect, and (b) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business in all material respects.

Section 2.8 Real Property.

(a) The Company or its applicable Subsidiary has good, valid, indefeasible and marketable fee title to all Owned Real Property, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole. The Company or its applicable Subsidiary has good, valid and binding leasehold, easement or similar interest in (or has analogous property rights under applicable Law in), all Leased Real Property and Ancillary Real Property, as the case may be, in each case pursuant to the Vesting Instruments, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole.

(b) Each of the Vesting Instruments in effect as of the Effective Date, is legal, valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except (i) as limited by the Bankruptcy and Equity Exception and (ii) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in breach or violation of any Vesting Instrument in effect as of the Effective Date, and, to the Knowledge of Company, no third party to any such Vesting Instrument is in breach or violation of any such Vesting Instrument, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any Vesting Instrument, except in each case for any such breaches or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Real Property constitutes all of the material real property necessary for the operation of the Company’s and its Subsidiaries’ business as currently conducted.

(d) Neither the Company nor any of its Subsidiaries or Affiliates has received written notice of any, and to the Knowledge of Company there is no, existing or pending condemnation, eminent domain or similar proceeding affecting any of the Real Property or any portion thereof or interest therein that would reasonably be expected to be material to the Company and its Subsidiaries, taken as whole.

(e) To the Knowledge of Company, current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting any Owned Real Property permit the use and operation of such Owned Real Property by the Company or its Subsidiaries for its current use, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole.

(f) Neither the Company or its Subsidiaries has received written notice of any, and to the Knowledge of Company there is no, default by the Company or any of its Subsidiaries under any restrictive covenants or other encumbrances pertaining to the Real Property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole.

(g) Except as set forth on Schedule 2.8(g), neither the Company’s nor any of its Subsidiaries’ interest in any material Real Property is subject to or encumbered by any purchase option, right of first-refusal or other contractual right or obligation to sell, assign, encumber or dispose of such interest.

Section 2.9 Tax Matters. Except as set forth on Schedule 2.9:

(a) All material Tax Returns that are required to be filed by or with respect to the Company and each of its Subsidiaries pursuant to applicable Laws have been duly and timely filed with the appropriate Tax authority, all such Tax Returns are true and complete in all material respects, and the Company and each of its Subsidiaries have timely paid all material Taxes due and payable by them regardless of whether shown as due and owing on a Tax Return, other than Taxes that are being contested in good faith through appropriate proceedings so long as adequate reserves are maintained in accordance with U.S. GAAP. Any material income Taxes due and payable by any consolidated, combined, unitary or similar income tax group of which the Parent is the common parent have been timely paid.

(b) All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing (including any interest, expenses or fees) to any Person have been deducted, withheld, and timely paid to the appropriate Governmental Authority.

(c) No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed in writing by any Governmental Authority against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may otherwise be liable.

(d) Neither Parent, the Company nor any of its Subsidiaries has consented in writing to extend the time in which any Tax of the Company or any of its Subsidiaries may be assessed or collected by any Governmental Authority, which extension is still in effect, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(e) There are no ongoing or pending Tax audits, examinations or other proceedings by any Governmental Authority against or with respect to the Company or any of its Subsidiaries, and no such dispute, audit, examination, claim or proceeding has been threatened in writing.

(f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) as a transferee or successor, (ii) by Contract or (iii) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law (other than with respect to the U.S. federal consolidated income Tax group of which the Parent is the common parent).

(g) Neither the Company nor any of its Subsidiaries has been subject to any claim made in writing by any Governmental Authority in a jurisdiction where such Company or Subsidiary does not file a particular type of Tax Return or has not paid a particular type of Tax to the effect that such Company or Subsidiary is required to file such Tax Return or pay such type of Tax in that jurisdiction.

(h) There are no Liens for Taxes (other than Permitted Liens of the type described in clause (a) of the definition of Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Laws) executed on or prior to the Closing Date, (iii) as a result of an installment sale or open transaction entered into prior to the Closing, or (iv) as a result of any prepaid amount received on or prior to the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has any material liability for escheat or unclaimed property obligations.

(m) Neither the Company nor any of its Subsidiaries is, or has ever been, subject to Tax in a jurisdiction outside the country of its organization.

(n) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has any obligation to any other Person under any Tax allocation, Tax sharing or Tax indemnification agreement or similar agreement (other than any such agreement entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes).

(o) Neither the Company nor any Subsidiary has taken any action, and no facts or circumstances exist that could reasonably be expected to (i) materially impair the ability of the Tax Equity Partnerships from performing its respective obligations under the Tax Equity Agreements, including generating the Tax Credits as contemplated by the Tax Equity Agreements, or (ii) result in the loss or recapture of any material Tax Credits generated by the Tax Equity Partnerships.

(p) There are no outstanding Pre-Closing Tax Equity Claims as of the date hereof.

(q) For U.S. federal tax purposes, as of the date hereof, the Company is and has been at all times since its formation, properly treated as an entity disregarded as separate from its owner. The U.S. federal income tax classification of each of the Subsidiaries is listed on Schedule 2.9(q).

(r) The Section 704(b) values set forth on the Project Blue Structure Model Spreadsheet tab labeled “Proj Blue Ptn-Traditional” (the “Model Allocation”) materially equals the Company’s net book value for the appropriate asset class as of December 31, 2022.

Section 2.10 Material Contracts.

(a) Schedule 2.10 lists each of the following Contracts to which the Company or any of its Subsidiaries are a party as of the Effective Date (each a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract relating to any acquisition by the Company or such Subsidiary of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction, in each case, pursuant to which the Company or such Subsidiary has an outstanding obligation to make any payment in excess of $75,000,000 thereunder;

(ii) any Contract relating to any disposition by the Company or such Subsidiary of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction, in each case, pursuant to which the Company or such Subsidiary has any outstanding or contingent liabilities in excess of $75,000,000 thereunder;

(iii) any Contract that requires the Company or such Subsidiary to post any fidelity or surety bond, completion bond, guarantee, letter of credit or other collateral or credit support obligation, in each case for an amount in excess of $75,000,000;

(iv) any Contract under which the Company or such Subsidiary has incurred any Indebtedness (other than (A) intercompany Indebtedness solely among the Company and its Subsidiaries, (B) intercompany guarantees of Indebtedness of the Company or any of its Subsidiaries or (C) purchases of equipment or materials made under conditional sales Contracts entered into in the Ordinary Course of Business), in each case, having an outstanding principal amount in excess of $50,000,000;

(v) any Contract that by its express terms would limit or restrict or otherwise adversely affect the ability of the Company or its Subsidiaries to pay dividends or distributions (other than the Tax Equity Agreements);

(vi) any Contract that contains a non-compete, right of first refusal, right of first offer or most favored nations obligation or restriction binding on the Company or such Subsidiary or that would be binding on Investor, except for (A) any such Contract that can be terminated without material penalty by the Company or such Subsidiary upon notice of 90 days or less, and (B) any such restrictions that constitute only a de minimis restraint on the conduct of the business of the Company and its Subsidiaries;

(vii) any interest rate or currency swap, exchange, option or hedging Contract which has (A) a notional amount on or after the date hereof in excess of $50,000,000 or (B) a term extending for a period of longer than one year after the date hereof;

(viii) any Contract providing for the creation or governance of a partnership, joint venture or other similar arrangement in which the Company or such Subsidiary holds Equity Interests;

(ix) any Contract involving the resolution or settlement of any actual or threatened actions, suits or proceedings against or by the Company or such Subsidiary in an amount greater than $50,000,000 in the aggregate that has not been fully performed by the Company or such Subsidiary, or that involves the admission of fault or wrongdoing by the Company or such Subsidiary, or otherwise imposes continuing conduct obligations on the Company or such Subsidiary;

(x) any Contract to which any Governmental Authority is a party providing for payments by or to the Company or any of its Subsidiaries in excess of $10,000,000 in any calendar year or $25,000,000 in the aggregate (excluding any (A) tariff Contracts, (B) rights-of-ways, easements or similar Contracts entered into in the Ordinary Course of Business, and (C) Contracts relating to purchase or sale of services in the Ordinary Course of Business and that are immaterial to the Company and its Subsidiaries, taken as whole);

(xi) any Contract relating to any outstanding commitment for capital expenditures in excess of either (A) $50,000,000 in the aggregate in the current (or any future) fiscal year, or (B) $100,000,000 over the remaining life of such Contract;

(xii) any Contract set forth in part (xii) of Schedule 2.10 and any Affiliate Contract in excess of either (A) $5,000,000 in the aggregate in the current (or any future) fiscal year or (B) $10,000,000 over the remaining life of such Contract;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries receives IT Systems, or use of or support for IT Systems, that are so critical to the business of the Company that it would reasonably be expected to have a Material Adverse Effect if the Company’s ability to use or receive support for such IT Systems were disrupted or terminated other than upon an orderly termination of such Contract (excluding Contracts for commercial off the shelf computer software that is generally available);

(xiv) any Contract not addressed in clauses (i) through (xii) of this Section 2.10(a) (excluding any customer Contracts provided pursuant to NIPSCO’s tariff) providing for payments by or to the Company or such Subsidiary (A) in excess of $100,000,000 in the aggregate during the term thereof or (B) in excess of $50,000,000 in any fiscal year, except for any such Contract that can be terminated without material penalty by the Company or such Subsidiary upon notice of 30 days or less; or

(xv) any Contract to enter into any of the foregoing.

(b) Each Material Contract and each Interim Period Contract (if any) is valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, on each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where such failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in breach or violation of (or, with notice or lapse of time or both, would become in violation of) any Material Contract or any Interim Period Contract (if any) and, to the Knowledge of Company, no third party to any such Contract is in breach or violation of any such Contract, except in either case for any such breaches or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the Effective Date, none of the Company or its Subsidiaries or Affiliates (as applicable) has received a written notice from the counterparty to any Material Contract of its intention to (i) terminate such Contract, (ii) modify such Contract in a manner adverse to the Company or any of its Subsidiaries, or (iii) make a claim of force majeure (except for (x) in each such case, such notices that have been withdrawn or otherwise resolved prior to the Effective Date, and (y) in the case of clauses (ii) and (iii), as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole).

Section 2.11 Intellectual Property; IT; Data Security.

(a) The Company and its Subsidiaries own or have the licenses or rights to use all Intellectual Property that is used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own or have the right to use that would not reasonably be expected to have a Material Adverse Effect.

(b) To the Knowledge of Company, neither the Company nor any of its Subsidiaries, nor the Company’s nor any of its Subsidiaries’ respective businesses infringes, misappropriates or otherwise violates any Intellectual Property of any other Person. No claims of such infringement or other violation are pending or, to the Knowledge of Company, threatened, against the Company or any of its Subsidiaries, and no such claims have been filed.

(c) To the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries, and no claims of such infringement, misappropriation or other violation are pending or threatened against any Person by the Company or any of its Subsidiaries.

(d) The material IT Systems used in the operation of the business of the Company and its Subsidiaries are adequate in all material respects for their intended use and for the operation of the business of the Company and its Subsidiaries as currently conducted. In the past two (2) years, there has been no material failure or other material substandard performance of any IT System that has caused a material disruption to the Company or any of its Subsidiaries, except that has been remedied in all material respects. The Company and each of its Subsidiaries maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans and procedures.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, during the past twelve (12) months, to the Knowledge of Company, the Company and its Subsidiaries have not experienced any Security Incident or have been required under applicable Law to give notice to any Governmental Authority of a Security Incident.

Section 2.12 Litigation. There are no actions, suits or proceedings pending against, or to the Knowledge of Company, threatened by any Person against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, other than any action, suit, or proceeding, which, if adversely determined would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, other than any such Order that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or prevent or materially impair the ability of the Company to consummate the Closing.

Section 2.13 Employees.

(a) Schedule 2.13 lists the collective bargaining agreements or similar written agreements with an employee-labor union to which the Company or any of its Subsidiaries is a party or otherwise currently bound (together with any current and material amendments or memoranda relating thereto) (collectively, the “Collective Bargaining Agreements”). The Collective Bargaining Agreements constitute the only collective bargaining agreements to which the Company or any Subsidiary is a party or is subject and which relate to the businesses and operations of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has an existing obligation to bargain with any labor organization or labor union outside of the obligations in the Collective Bargaining Agreements. The Company represents that it has provided to the Investor true and complete copies of any material addendas, side letters, memoranda of understanding and amendments to any Collective Bargaining Agreement currently in effect.

(b) Except as set forth on Schedule 2.13, each of the Company and its Subsidiaries (i) has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board, (ii) has no arbitration proceeding or material grievance not in the Ordinary Course of Business, in either case, pending against it that arises out of or under a Collective Bargaining Agreement, and (iii) is not currently experiencing, and has received no current threat of, any union organizing activity, work stoppage, lockout, strike, slowdown, or similar material labor activity or dispute.

(c) With respect to each employee of the Company and its Subsidiaries (individually, a “Company Employee” and collectively, the “Company Employees”), the Company or its Subsidiary, as applicable, is in compliance with all applicable Laws relating to labor and employment practices, except to the extent any non-compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Company, each current Company Employee is properly classified as an employee or independent contractor under all applicable Laws with respect to services provided to the Company or its Subsidiaries.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no actions, administrative charges, suits, investigations or other legal proceedings pending, or to the Knowledge of Company threatened, by any current or former Company Employee against the Company or any of its Subsidiaries, at law or in equity, or by or before any Governmental Authority.

(e) Except as set forth on Section 2.13(e), in the past three (3) years, neither the Company nor its Subsidiaries have implemented any “plant closing” or “mass layoff” (in each case, as defined under the Worker Adjustment and Retraining Notification Act of 1988 (WARN) or any similar Laws), and no such “plant closing” or “mass layoff” as defined under WARN or any similar Laws is currently planned.

Section 2.14 Employee Benefit Plans.

(a) Schedule 2.14(a) sets forth a list of each material Benefit Plan and separately identifies (i) each Benefit Plan (or component thereof) that is maintained primarily for the benefit of current or former Company Employees and (ii) each Benefit Plan that is sponsored by the Company or its Subsidiaries.

(b) Each Benefit Plan has been maintained, in form and operation, in compliance, in all material respects, with the terms of such Benefit Plan and the requirements prescribed by Laws applicable to any such Benefit Plan, including ERISA and the Code. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is, to the Knowledge of Company, so qualified and has received a currently effective favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the prototype or volume submitter plan sponsor, that it is so qualified. The Company and its Subsidiaries (i) have, in all material respects, timely satisfied all of their obligations with respect to each Benefit Plan and (ii) do not have any Liability for a Tax under Chapter 43 of the Code.

(c) There are no pending or, to the Knowledge of Company, threatened material claims by or on behalf of or otherwise involving any Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(d) Except as set forth on Schedule 2.14(d) or as required by Part 6 of Subtitle B of Title I of ERISA (or equivalent state Law), no Benefit Plan provides or has any obligation to provide post-employment or retirement welfare benefits to any current or former Company Employee (or dependent thereof).

(e) Schedule 2.14(e) identifies each Benefit Plan covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”). With respect to each Title IV Plan, (i) no material unsatisfied Liability to the Pension Benefit Guaranty Corporation (the “PBGC”) or other Governmental Authority has been incurred (other for premium payments accrued but yet due to the PGBC), (ii) all contributions (including installments) to such plan required by Section 301 of ERISA and Sections 412 or 430 of the Code have been timely made, in all material respects, (iii) there has been no “reportable event”, within the meaning of Section 4043 of ERISA (excluding those for which notice to the PBGC has been waived), (iv) such plan has not been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year, (v) such plan has not applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, and (vi) there are no funding-based limitations, within the meaning of Section 436 of the Code, currently in effect. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 of ERISA.

(f) No Benefit Plan is, and neither the Company nor any of its Subsidiaries has any Liability (including on account of an ERISA Affiliate) with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a multiple employer plan (within the meaning of Section 4063 of ERISA), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) other than a Title IV Plan, a plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(g) The consummation of the transactions contemplated hereby, either alone or in combination with any other event, will not (i) result in any payment or benefit becoming due or payable, or required to be provided, to any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries; (ii) result in any change in the type, amount or value of compensation or benefits due or payable to any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries or accelerate the time of payment, vesting or funding of any such benefit or compensation; or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 2.15 Insurance. With respect to each material insurance policy currently in effect as of the Effective Date maintained by or for the benefit of the Company or any of its Subsidiaries on their properties, assets, products, businesses or personnel and each insurance policy bound during the Interim Period in accordance with the terms of this Agreement (collectively, the “Insurance Policies”): (a) each Insurance Policy is legal, valid, binding, enforceable and in full force and effect, and all premiums due and payable with respect thereto have been paid in full, and no notice of cancellation, termination, reservation of rights or dispute or denial of coverage for any material claim has been received with respect to any such Insurance Policy; (b) the Company and its Subsidiaries are not in breach or default of any of the terms or conditions of any Insurance Policy; (c) none of the Company or its Subsidiaries have received a written notice of non-renewal of any Insurance Policy from any of the insurers and there has been no lapse in coverage; (d) the Company, its Subsidiaries, and their respective assets and properties are insured in amounts no less than as required by applicable Law or any Material Contract; and (e) there is no material claim pending or, to the Knowledge of Company, threatened under any Insurance Policy that relates to the Company or the Subsidiaries and in respect of which coverage has been questioned, denied or disputed, by the underwriter of such policy. The transactions set forth herein shall not result in a violation under any of the Insurance Policies and shall not give rise to any right of termination or cancellation in connection therewith.

Section 2.16 Environmental Matters. Except as set forth on Schedule 2.16:

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries and their operations are, and have been for the past three (3) years have been, in compliance with all applicable Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries is, or has during the prior three (3) years been, subject to any pending or, to the Knowledge of Company, threatened claim, action or proceeding regarding any actual or alleged violation of or Liability under any Environmental Law, or entered into or become subject to any Order that has had or continues to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, no Hazardous Substances have been released at, in, on or under, or are otherwise present at, any real property currently owned or operated by the Company or any of its Subsidiaries, or, to the Knowledge of Company, either any real property formerly owned or operated by the Company or any of its Subsidiaries or at any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been transported or disposed of, in any such case in a quantity or condition that requires material investigation, remediation or monitoring pursuant to Environmental Law or would reasonably be expected to result in a material Liability of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has expressly assumed by Contract any material Liability of any other Person pursuant to Environmental Law.

Section 2.17 Permits; Compliance with Laws.

(a) Each of the Company and its Subsidiaries holds and is (and has been during the past three (3) years) in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations, waivers, exemptions and other authorizations that are material to the Company or any of its Subsidiaries and required for the use, ownership and operation of the assets of the Company and its Subsidiaries and the conduct of their business under applicable Laws (the “Permits”). All of the Permits are valid and in full force and effect and, during the prior three (3) years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of, and to the Knowledge of Company, neither the Company nor any of its Subsidiaries is under investigation by, any Governmental Authority with respect to, any material violation of, or any obligation to take material remedial action under, any Permits (other than any such violations that have been fully cured).

(b) The Company and its Subsidiaries are, and have been during the prior three (3) years, in compliance, in all material respects, with all applicable Laws that are, in each case, material to the Company or any of its Subsidiaries, and during the prior three (3) years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of any action or proceeding against it alleging any failure to comply in any material respect with any such applicable Laws. Except as set forth on Schedule 2.17, no investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of Company, threatened, and during the prior three (3) years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of any such investigation, except, in each case, for any such investigation that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 2.18 Affiliated Transactions. Schedule 2.18 sets forth a complete and correct list of each Affiliate Contract that involves revenues to or expenditures in excess of $15,000,000 annually in the current (or any future) calendar year by the Company or any of its Subsidiaries. Since the Balance Sheet Date, all transactions, charges, services, transfers, payments, accruals and other business or obligations between any member of the Parent Group (not including, for the avoidance of doubt, the Company), on the one hand, and the Company or any of its Subsidiaries, on the other hand (the “Affiliate Transactions”), were in compliance in all material respects with the terms of the transaction guidelines and cost allocation methodologies set forth in the applicable Affiliate Contracts. Each Affiliate Contract is valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, on each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where such failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in breach or violation of (or, with notice or lapse of time or both, would become in violation of) any Affiliate Contract and, to the Knowledge of Company, no third party to any such Affiliate Contract is in breach or violation of any such Affiliate Contract, except in either case for any such breaches or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 2.19 Regulatory Matters.

(a) Neither the Company nor NIPSCO Holdings I is regulated as a “public utility” under the Federal Power Act (“FPA”). Each of the Company and NIPSCO Holdings I is a “holding company” under the Public Utility Holding Company Act of 2005. No characteristic of the Company or NIPSCO Holdings I would cause any Indebtedness of the Investor or any pledge by the Investor of its Equity Interests in the Company in support of such Indebtedness to be subject to regulation pursuant to the FPA or applicable state law. Except as set forth on Schedule 2.19, none of NIPSCO Holdings I’s Subsidiaries is regulated as a “public utility” under the FPA. Each of (i) NIPSCO and (ii) Indiana Crossroads Wind Farm, Meadow Lake Solar Park LLC, RoseWater Wind Farm LLC, and Dunns Bridge Solar Center LLC (such companies in clause (ii) the “NIPSCO Project Companies” and each of the NIPSCO Project Companies a “NIPSCO Project Company”) is a “public utility” under the FPA with MBR Authority, and such MBR Authority is in full force and effect. The NIPSCO Project Companies have received FPA 204 Blanket Authorization. NIPSCO has received the requisite authorization from FERC pursuant to FPA section 204.

(b) Each NIPSCO Project Company is an EWG, and is not subject to regulation under PUHCA, except for the compliance requirements under PUHCA applicable to an EWG and except to the extent that state regulatory authority access to books and records under Section 1265 of PUHCA applies to such NIPSCO Project Company, and is in compliance in all material respects with all requirements under PUHCA applicable to an EWG.

(c) Neither Parent nor any of its Affiliates has received written notice or any other affirmative indication that the Indiana Utility Regulatory Commission (the “IURC”) will not approve that certain March 10, 2023 Settlement Agreement (the “Settlement Agreement”) by and between NIPSCO and NIPSCO Industrial Group; NLMK Indiana; United States Steel Corporation; Walmart Inc.; RV Industry User’s Group; and the Indiana Office of Utility Consumer Counselor (collectively, the “Settling Parties” and each, a “Settling Party”) consistent with the terms provided for in the Settlement Agreement and to the Knowledge of Company, there are not currently any facts or circumstances that would reasonably be expected to cause the IURC not to approve such Settlement Agreement in its entirety without modification of material condition deemed unacceptable to any Settling Party.

Section 2.20 Anti-Corruption and Anti-Money Laundering Laws.

(a) Neither the Company nor any of its Subsidiaries, or, to the Knowledge of Company, any Representative acting for or on behalf of the Company or any of its Subsidiaries, (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person, (iii) is located, organized or resident in a Sanctioned Country, or (iv) engages in (or during the past three (3) years has engaged in) any dealings or transactions, or is (or during the past three (3) years has been) otherwise associated, with any such Sanctioned Person or Sanctioned Country in violation of any Sanctions.

(b) The Company and each of its Subsidiaries and, to the Knowledge of Company, any Representative acting for or on behalf of the Company or any of its Subsidiaries, is (and for the past three (3) years have been) in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.

(c) To the Knowledge of Company, neither the Company nor any of its Subsidiaries is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any anti-terrorism Laws, Anti-Corruption Laws or Anti-Money Laundering Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of Company, has been threatened in writing.

(d) The Company and each of its Subsidiaries are subject to, and in compliance with in all material respects, policies and procedures instituted and maintained by an Affiliate thereof that are designed in accordance with applicable Laws to promote and achieve compliance by such Persons, and any Representatives acting on their behalf, with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 2.21 Broker Fees. There is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any Subsidiary thereof, that is or would be entitled to a fee or commission in connection with the transactions contemplated hereby from the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

Except as set forth in the Disclosure Schedules, subject to Section 10.10, or as disclosed in any Parent SEC Reports filed prior to the Effective Date (excluding any disclosure set forth in any risk factors section or any disclosure of risks included in any “forward looking statements” disclaimer and any other disclosure included in the Parent SEC Reports that are predictive, cautionary or forward-looking in nature) the Parent represents and warrants to the Investor that as of the Effective Date and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):

Section 3.1 Formation and Power. The Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware with full power and authority to enter into this Agreement and perform all of its obligations hereunder.

Section 3.2 Authorization. The execution, delivery and performance of this Agreement by the Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action by the Parent, and no other corporate proceedings on the part of the Parent is necessary to authorize the execution, delivery or performance of this Agreement by the Parent. This Agreement has been duly and validly executed and delivered by the Parent, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

Section 3.3 No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 3.3, are made, given or obtained (as applicable), (y) the Regulatory Approvals are obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance of this Agreement by the Parent and the consummation of the transactions contemplated hereby do not (a) violate, conflict with or breach the Organizational Documents of the Parent, (b) result in the imposition or creation of any Lien on the Membership Interests, (c) violate or breach any Law applicable to the Parent, or by which any of its properties or assets are bound or (d) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which the Parent is a party or by which any of the Parent’s assets are bound, except, with respect to clause (d) above, for any such violations, breaches, defaults or other occurrences which would not reasonably be expected to prevent or materially impair the ability of the Parent to consummate the transactions contemplated hereby.

Section 3.4 Governmental Authorities; Consents. Except as set forth on Schedule 3.4, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority or any other Person (other than the Parties, their equity holders or their Affiliates) is required in connection with the execution and delivery by the Parent of this Agreement, the performance of the Parent’s obligations hereunder or the consummation of the transactions contemplated hereby, except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Parent to consummate the transactions contemplated hereby, (d) as may be necessary as a result of any facts or circumstances relating to Investor or any of its Affiliates, or (e) notices and filings required to be made or given after the Closing.

Section 3.5 Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of Parent, threatened against or affecting Parent, before or by any Governmental Authority, that would reasonably be expected to prevent or otherwise adversely affect the Parent’s performance of its covenants and obligations set forth in this Agreement or to otherwise prevent or materially impair the ability of the Parent to consummate the Closing. There are no bankruptcy proceedings pending or, to the Knowledge of Parent, threatened against the Parent.

Section 3.6 Anti-Corruption and Anti-Money Laundering Laws.

(a) Neither the Parent nor any of its Subsidiaries, or, to the Knowledge of Parent, any Representative acting for or on behalf of the Parent or any of its Subsidiaries, (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person, (iii) is located, organized or resident in a Sanctioned Country, or (iv) engages in (or during the past three (3) years has engaged in) any dealings or transactions, or is (or during the past three (3) years has been) otherwise associated, with any such Sanctioned Person or Sanctioned Country in violation of any Sanctions.

(b) The Parent and each of its Subsidiaries and, to the Knowledge of Parent, any Representative acting for or on behalf of Parent or any of its Subsidiaries, is (and for the past three (3) years have been) in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.

(c) To the Knowledge of Parent, neither the Parent nor any of its Subsidiaries is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any anti-terrorism Laws, Anti-Corruption Laws or Anti-Money Laundering Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of Parent, has been threatened in writing.

Section 3.7 Broker Fees(a) . Except as set forth on Schedule 3.7, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Parent or any of its Affiliates, that is entitled to a fee or commission in connection with the transactions contemplated hereby.

Section 3.8 No Prior Activities. The Company was organized for the purposes of the transactions contemplated by this Agreement and from its formation to the Closing has been engaged solely in activities related to such transactions. The Company (a) has not had and does not have any employees and (b) has not conducted and does not conduct any business (other than related to its ownership of the membership interests of NIPSCO and the transactions contemplated by this Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Except as set forth in the disclosure schedule of the Investor attached to this Agreement (the “Investor Disclosure Schedule”), the Investor hereby represents and warrants to the Company and the Parent that as of the Effective Date and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):

Section 4.1 Organization, Standing and Power. The Investor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform all of its obligations hereunder. The Investor (or the regarded owner of the Investor for U.S. federal income tax purposes if the Investor is a disregarded entity for U.S. federal income tax purposes) has elected to be treated as an association taxable as a corporation for U.S. federal and applicable state and local income Tax purposes and will (1) continue to be so treated so long as the Investor continues to hold Membership Interests in the Company and (2) if the Investor is a disregarded entity for U.S. federal income tax purposes, promptly, upon reasonable notice, provide any information necessary to substantiate the tax classification of Investor and its regarded owner in connection with any regulatory proceeding (including rate cases).

Section 4.2 Authorization. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action by the Investor, and no other proceedings on the part of the Investor are necessary to authorize the execution, delivery or performance of this Agreement by the Investor. This Agreement has been duly and validly executed and delivered by the Investor, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

Section 4.3 No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, permits or consents described in Section 4.4 are made, given or obtained (as applicable), (y) the Regulatory Approvals have been obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby, do not (a) violate, conflict with or breach its Organizational Documents, (b) violate any applicable Law to which the Investor is subject or by which any of its assets are bound or (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which the Investor is a party or by which any of its assets are bound, except, with respect to clause (c) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Investor to consummate the transactions contemplated hereby.

Section 4.4 Consents. No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority or any other Person (other than the Parties, their equity holders or their Affiliates) is required in connection with the execution and delivery by the Investor of this Agreement, the performance of the Investor’s obligations hereunder or the consummation of the transactions contemplated hereby, except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Investor to consummate the transactions contemplated hereby, (d) as may be necessary as a result of any facts or circumstances relating to the Parent, the Company or any of their respective Affiliates, or (e) notices and filings required to be made or given after the Closing.

Section 4.5 Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of Investor, threatened against or affecting the Investor, before or by any Governmental Authority, that would reasonably be expected to prevent or otherwise adversely affect the Investor’s performance of its covenants and obligations set forth in this Agreement or prevent or materially impair the ability of the Investor or any of its Affiliates to consummate the transactions contemplated hereby. There are no bankruptcy proceedings pending or, to the Knowledge of Investor, threatened against the Investor or any of its Affiliates contemplated to be involved in the transactions contemplated hereby.

Section 4.6 Broker Fees. Except as set forth on Schedule 4.6, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of the Investor or any of its Affiliates, that is entitled to any fee or commission in connection with the transactions contemplated hereby from the Investor or any Affiliate thereof.

Section 4.7 Investment Representation; Investigation. The Investor is acquiring the Purchased Interests for its own account with the present intention of holding the Purchased Interests for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any applicable securities Laws. The Investor is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. The Investor is knowledgeable about the industries in which the Company and its Subsidiaries operate, is capable of evaluating the merits and risks of the transactions contemplated hereby and is able to bear the substantial economic risk of such investment for an indefinite period of time. The Investor has been afforded full access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries.

Section 4.8 No Fraudulent Conveyance. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.

Section 4.9 Anti-Corruption and Anti-Money Laundering Laws.

(a) None of the Investor or its Affiliates, nor, to the Knowledge of Investor, any Representative acting for or on behalf of the Investor or any of its Affiliates, (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person, (iii) is located, organized or resident in a Sanctioned Country, or (iv) engages in (or during the past three (3) years has engaged in) any dealings or transactions, or is (or during the past three (3) years has been) otherwise associated, with any such Sanctioned Person or Sanctioned Country in violation of any Sanctions.

(b) The Investor and each of its Affiliates and, to the Knowledge of Investor, any Representative acting for or on behalf of the Investor or any of its Affiliates, are (and for the past three (3) years have been) in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.

(c) To the Knowledge of Investor, neither the Investor nor any of its Affiliates is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any anti-terrorism Laws, Anti-Corruption Laws or Anti-Money Laundering Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of Investor, has been threatened in writing.

(d) The Investor and each of its Affiliates are subject to, and in compliance with in all material respects, policies and procedures instituted and maintained by an Affiliate thereof that are designed in accordance with applicable Laws, to promote and achieve compliance by such Persons, and any Representatives acting on their behalf, with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 4.10 Regulatory.

(a) Except as set forth on the Investor Disclosure Schedule, neither the Investor nor any of its Affiliates (i) has an interest greater than or equal to ten percent (10%) in or (ii) is entitled to appoint a manager, director or member of a governing body of, any Person that owns, manages, controls or operates any electricity generation, distribution or transmission business or gas distribution or transmission business operating in the United States.

(b) The Investor is not a “public utility” as defined in the Federal Power Act.

Section 4.11 Investor’s Financing.

(a) Delivery of Financing Commitments. Concurrently with the execution of this Agreement, the Investor has delivered to the Parent a true and complete copy of the executed Equity Commitment Letter, Debt Commitment Letter and the Debt Fee Letter, which Debt Fee Letter has been redacted to remove only those items related to specific fees payable on the Closing Date to a Debt Financing Source.

(b) Status of Financing Commitments. As of the Effective Date:

(i) each of the Debt Commitment Letter and the Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of the Investor and to the Knowledge of Investor, each other party thereto, with respect to the subject matter therein, subject to the qualification that such enforceability may be limited by the Bankruptcy and Equity Exception;

(ii) neither the Debt Commitment Letter nor the Equity Commitment Letter has been amended, supplemented or modified in any manner;

(iii) the commitments under the Debt Commitment Letter and Equity Commitment Letter have not been withdrawn, rescinded, replaced or terminated;

(iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Investor or, to the Knowledge of Investor, any other party thereto under the Debt Commitment Letter or the Equity Commitment Letter that could in either case result in the failure of the funding obligations thereunder or result in any portion of the Debt Financing or Equity Financing being unavailable on the Closing Date;

(v) the Investor has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the Effective Date in connection with the Debt Financing and Equity Financing; and

(vi) neither the Investor nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing or Equity Financing, other than as set forth in the Debt Commitment Letter, the Equity Commitment Letter and the Debt Fee Letter that could affect the availability of the Financing on the Closing Date.

(c) Adequate Proceeds. The aggregate proceeds of the Equity Financing and the Debt Financing will be sufficient to fund the Required Amount on the Closing Date, assuming the satisfaction of the conditions precedent set forth in Section 6.1 and Section 6.2.

(d) Conditions to Commitments. There are no conditions precedent related to the funding of the full amount of the Equity Financing and the Debt Financing, other than the Financing Conditions. Investor has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter or Equity Commitment Letter. The Debt Commitment Letter provides that the only conditions precedent related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents will be the Financing Conditions contained in the Debt Commitment Letter. Investor has no reason to believe that, subject to the satisfaction of the conditions precedent set forth in Section 6.1 and Section 6.3, (i) any of the Financing Conditions will not be satisfied or (ii) the Debt Financing or Equity Financing will not be made available to Investor on the Closing Date.

(e) Effect on Condition to Parent’s Obligations. Notwithstanding anything to the contrary contained herein, the Parent and the Company agree that a breach of this representation and warranty will not result in the failure of a condition precedent to the Parent’s or the Company’s obligations under this Agreement, if (notwithstanding such breach) the Investor is willing and able to consummate the transactions contemplated hereby on the Closing Date.

(f) Financing Not a Condition. The Investor understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon the Investor’s consummation of any financing arrangements, the Investor’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Investor.

Section 4.12 Limited Guaranty. Concurrently with the execution of this Agreement, the Investor Guarantor has delivered to the Parent a true and complete copy of the executed Limited Guaranty. As of the Effective Date, (a) the Limited Guaranty is in full force and effect and represents a valid, binding and enforceable obligation of the Investor Guarantor with respect to the subject matter therein, subject to the qualification that such enforceability may be limited by the Bankruptcy and Equity Exception, (b) the Limited Guaranty has not been amended, supplemented or modified in any manner, and (c) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Investor Guarantor.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business.

(a) From the Effective Date until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1 (the “Interim Period”), except as (i) otherwise expressly contemplated or expressly permitted by this Agreement, (ii) set forth on Schedule 5.1(a), (iii) consented to in writing by the Investor (such consent not to be unreasonably withheld, delayed or conditioned), (iv) expressly required by any Material Contract, Interim Period Contract or by applicable Law, or (v) in connection with any Extraordinary Event Response, the Parent shall cause the Company and each of the Company’s Subsidiaries to use commercially reasonable efforts to conduct its respective business in the Ordinary Course of Business, and the Parent shall cause the Company and each of the Company’s Subsidiaries to use their respective commercially reasonable efforts to (A) preserve in all material respects the goodwill, reputation and present relationships with suppliers, customers, Governmental Authorities and others having significant business relationships with the Company or any of its Subsidiaries, (B) maintain and renew in the Ordinary Course of Business their respective Insurance Policies (or obtain replacement or substitute insurance policies providing substantially similar coverage) and material Permits, (C) conduct and make all Affiliate Transactions in compliance in all material respects with the transaction guidelines and cost allocation methodologies set forth the applicable Affiliate Contracts, and (D) make aggregate capital expenditures of at least $2.2 billion by December 31, 2023, which such capital expenditures shall be paid for by the Company in the Ordinary Course of Business.

(b) During the Interim Period, except as (i) otherwise expressly contemplated or expressly permitted by this Agreement, (ii) set forth on Schedule 5.1(b), (iii) consented to in writing by the Investor (such consent not to be unreasonably withheld, delayed or conditioned), or (iv) required by applicable Law, the Parent shall cause the Company and each of the Company’s Subsidiaries not to:

(i) take any action that would require consent from the Investor Member or the Investor Director (in each case, as such terms are defined in the Operating Agreement) under the Operating Agreement if the Operating Agreement were in effect as of the Effective Date;

(ii) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting or Tax accounting period; provided, however, that the foregoing limitations shall not apply with respect to any action that would not reasonably be expected to have a materially adverse impact on Investor as compared to other members of the Company;

(iii) declare or pay any dividend or distribution to the holders of any Equity Interests in such entity (other than to the Company or a Subsidiary of the Company);

(iv) redeem, purchase or otherwise acquire any equity interest of any Person or any securities or obligations convertible into or exchangeable for any equity interest of any Person, or any options, warrants or conversion or other rights to acquire any equity interest in any Person or any such securities or obligations, or any other securities thereof, other than with respect to any purchases pursuant to the Company’s or any of its Subsidiaries’ build transfer agreements or Tax Equity Agreements in effect as of the date hereof or executed during the Interim Period in accordance with this Section 5.1;

(v) enter into any new line of business;

(vi) amend or modify its Organizational Documents in a manner that would reasonably be expected to be materially adverse to Investor, the Company or any of its Subsidiaries;

(vii) take any action that would result in Leakage following the Leakage Reference Date;

(viii) other than as set forth in Schedule 5.1(b)(viii), incur any Indebtedness having an outstanding principal amount in excess of $100,000,000, other than (A) intercompany Indebtedness solely among the Company and its Subsidiaries, (B) intercompany guarantees of Indebtedness of the Company or any of its Subsidiaries or (C) purchases of equipment or materials made under conditional sales Contracts entered into in the Ordinary Course of Business; provided that no Indebtedness may be incurred without the Investor’s prior written consent if, after giving pro forma effect to such incurrence and the application of the proceeds therefrom, the Company’s and its Subsidiaries’ debt-to-capital ratio (calculated in accordance with the Indiana Utility Regulatory Commission’s methodology) would be equal to or exceed the then-current target debt-to-capital ratio approved by the Indiana Utility Regulatory Commission by more than 200 basis points, which such calculation shall include any Indebtedness set forth on Schedule 5.1(b)(viii); or

(ix) agree or commit to do any of the foregoing.

(c) Notwithstanding the foregoing, the Parent may cause or permit the Company during the Interim Period to take, and cause or permit the Company’s Subsidiaries to take, reasonable actions in connection with (i) any Emergency Situations, and (ii) any Extraordinary Event Response; provided, that the Parent shall, upon the occurrence of any of the circumstances described above, as promptly as reasonably practicable, inform the Investor in writing of such occurrence. No such actions under this Section 5.1(c) taken in compliance with the foregoing shall be deemed to violate or breach this Agreement in any way, or serve as a basis for the Investor to terminate this Agreement pursuant to Article VII or assert that any of the conditions to the Closing set forth in Article VI have not been satisfied.

(d) To the extent the Parent requests consent from the Investor pursuant to Section 5.1(a) or Section 5.1(b) and the Investor has not responded within ten (10) Business Days of the Investor receiving written notice of such request, the Investor shall be deemed to have consented for the relevant matter.

Section 5.2 Access.

(a) During the Interim Period, upon reasonable advance notice (but in no event less than five (5) Business Days) and subject to compliance with all applicable regulatory rules and regulations and other applicable Laws, the Parent shall provide the Investor and its authorized Representatives with reasonable access during regular business hours to the properties, offices, assets, members of senior management of the Parent or its Affiliates (to the extent related to the business of the Company or any of its Subsidiaries), facilities and books and records of the Company and its Subsidiaries; provided, that (i) such access does not unreasonably interfere with the normal operations of the Parent or its Affiliates, (ii) such access shall occur in such a manner as the Parent reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated hereby, (iii) such access shall be subject to reasonable health and safety conditions and to reasonable limitations relating to the properties, offices and facilities, of the Parent or its Affiliates, as may be imposed by the Parent or its Affiliates, (iv) all requests for access shall be directed to such Person(s) as the Parent may designate in writing from time to time, and (v) nothing herein shall require the Parent or any of its Affiliates to provide access to, or to disclose any information to, the Investor if such access or disclosure (A) would require the Parent or any of its Affiliates to disclose any financial or proprietary information of or regarding the Parent or its Affiliates or otherwise disclose information regarding the Parent or its Affiliates that the Parent or any of its Affiliates reasonably deems to be commercially sensitive, (B) upon the written advice of counsel would reasonably be expected to waive any legal privilege (provided, that the Parent shall promptly notify the Investor in writing if any information is withheld by reason of the exception under this clause (B), including a description of the general nature of such information and the reason for it being withheld, and the Parent shall cause its applicable Affiliate to use its commercially reasonable efforts to redact any such information being withheld and promptly provide the Investor with the redacted form of such information) or (C) would be in violation of applicable Laws or the provisions of any Contract to which the Parent or any of its Affiliates is a party (provided, that the Parent shall promptly notify the Investor in writing if any information is withheld by reason of the exception under this clause (C), including a description of the general nature of such information and the reason for it being withheld, and the Parent shall cause its applicable Affiliate to use its commercially reasonable efforts to obtain the required consent of such third party to disclose such document or information). Notwithstanding anything to the contrary contained in this Agreement, the Parent and its Affiliates shall not be required to (x) disclose to any Person any Tax information or Tax Return that does not relate solely to the Company or any of its Subsidiaries or (y) provide any information regarding the Company or any of its Subsidiaries in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the Company’s or any of its Subsidiaries’ business, assets, financial performance or condition or operations. During the Interim Period, Parent and Investor shall cooperate in good faith to agree upon a reasonable scope and format of materials related to the Company’s business during the Interim Period that Parent shall provide to Investor during the Interim Period, subject to the limitations set forth in Section 5.2(a)(v). For the avoidance of doubt, nothing in this Section 5.2 shall be construed to permit the Investor or any of its Representatives to have access to any files, records, agreements, communications or documents of the Parent to the extent related to the Parent or any of its Affiliates (other than the Company and its Subsidiaries), including any bids or offers received by the Parent or any of its Affiliates for the sale of any Membership Interests, it being agreed that all such bids or offers shall be the sole property of the Parent. No investigation by the Investor or other information received by the Investor pursuant to this paragraph shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company or the Parent in this Agreement. All information furnished by the Parent or its Affiliates pursuant to this Section 5.2 shall be subject to the terms of the Confidentiality Agreement.

(b) The Investor agrees to indemnify, defend and hold harmless the Parent, its Affiliates and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors and permitted assigns, from and against any and all actual losses, damages, Liabilities, claims, demands, causes of action, legal proceedings, Orders, remedies, obligations, assessments, awards, payments, costs and expenses, interest, penalties, fines, judgments and settlements (collectively, “Losses”) (including for loss or injury to or death of any Person, and for any loss or damage to or destruction of any property (including for loss of use of any property)) resulting directly or indirectly from the action or inaction of the Investor or any of its Representatives during any visit to the business or property sites of the Company or any of its Subsidiaries prior to the Closing Date, whether pursuant to this Section 5.2 or otherwise, except to the extent caused by the gross negligence or willful misconduct of the Company or its Affiliates or Representatives. During any visit to the business or property sites of the Company or any of its Subsidiaries, the Investor shall, and shall cause its Affiliates and direct its other Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s or such Subsidiary’s safety and security procedures and conduct itself in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or such Subsidiary. Neither the Investor nor any of its Representatives shall conduct any environmental testing or sampling of soil, surface water, groundwater, indoor or outdoor air, soil, gas, surface or subsurface strata, sediments, other environmental media or building materials on any of the business or property sites of the Company or any of its Subsidiaries without the prior written consent of the Parent which may be granted or denied in the Company’s sole discretion.

Section 5.3 Regulatory Filings.

(a) The Parties shall as promptly as practicable and no later than five (5) Business Days following the Effective Date, submit a joint application to the FERC pursuant to Section 203 of FPA seeking FERC approval for the transactions contemplated by this Agreement (the “FERC Approval”). Each of the Parties will furnish to each other’s counsel such necessary information related to such Party or any of its Affiliates and reasonable assistance as a Party may reasonably request in connection with its preparation of any filing or submission that is necessary in connection with the Regulatory Approvals, including by timely providing any additional or supplemental information or documentation (in either case related to such Party or any of its Affiliates) requested by the relevant Governmental Authority in connection therewith; provided, that materials provided by a Party to the other Parties’ counsel may be redacted and/or subject to a confidentiality agreement (i) to remove and/or protect references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, including concerns related to protecting personal identifying information or business confidential information. Subject to the terms of this Section 5.3, each of the Parties will comply as promptly as practicable with any reasonable requests made by any Party, or any requests made by any Governmental Authority, for any additional information related to such Party or any of its Affiliates in connection with such filings. The Investor will be responsible for all filing fees payable in connection with such filings. Otherwise, each Party shall pay its own costs and expenses associated with the Regulatory Approvals.

(b) In furtherance and not in limitation of their obligations under this Agreement, the Parties shall, and shall cause their Affiliates to, use their respective reasonable best efforts to promptly obtain any clearance, consent or Order of any Governmental Authority that may be, or become, required in connection with the Regulatory Approvals or otherwise necessary for the consummation of this Agreement and the transactions contemplated hereby prior to the Outside Date, and to avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order that would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby or that would cause the Closing not to occur prior to the Outside Date. In furtherance of the foregoing, each Party shall take, and not refrain from taking, and shall cause its Affiliates to take and to not refrain from taking, any and all steps necessary to avoid or eliminate each and every impediment in connection with the Regulatory Approvals that may be asserted by any Governmental Authority so as to enable the Parties to consummate the transactions contemplated hereby as expeditiously as practicable (and in any event prior to the Outside Date), including (i) opposing (including through litigation on the merits) any motion or action for a temporary, preliminary or permanent injunction or Order against or preventing or delaying the consummation of the transactions contemplated hereby, (ii) promptly complying with any requests for additional information or documentation in respect of such Party or any of its Affiliates (including promptly making available any such information and personnel that may be requested by a Governmental Authority), (iii) proposing, negotiating, committing to, entering into a consent decree, consent agreement or other agreement or arrangement containing such Party’s or its Affiliates’ agreement to hold separate, license, sell or divest (pursuant to such terms as may be required by any Governmental Authority) such assets or businesses of the Company, such Party and their respective Affiliates and effecting such holding separate, license, sale or divestiture sufficiently prior to the Outside Date to permit the Closing to occur prior to the Outside Date, effective as of the Closing (including proposing, committing to, and/or entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), (iv) making amendments or modifications to this Agreement, the Operating Agreement and any other transaction documents contemplated hereby to the extent required by a Governmental Authority, and (v) agreeing to such limitations on conduct or actions of such Party and its Affiliates, members of such Party and its Affiliates or the Company and its Subsidiaries effective as of the Closing, in each case, as may be required in order to permit the Closing to occur prior to the Outside Date. Each Party expressly acknowledges that a Governmental Authority may place conditions on a Regulatory Approval that may affect, impair or otherwise implicate such Party’s rights and obligations under the Operating Agreement and require amendment thereto.

(c) The Parties shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising in connection with the Regulatory Approvals as promptly as practicable. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep the other Party’s counsel appropriately and reasonably informed of material communications from and to personnel of the reviewing Governmental Authorities and (ii) to confer with the other Party’s counsel regarding appropriate material contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations, in each case in connection with the transactions contemplated by this Agreement. Unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, no Party shall participate in any substantive meeting or discussion with any Governmental Authority with respect of any such filings, applications, investigation or other inquiry without giving the other Parties prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion. In the event any Party or its Representatives are prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such discussion, such Party shall keep the other Parties reasonably and promptly apprised with respect thereto. To the extent reasonably practicable, each Party shall provide the other Parties with copies of all material correspondence, filings and communications between it and its Subsidiaries and Affiliates and their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each Party will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers, economic analysis or other written materials to be submitted by the other Party or Parties to any Governmental Authority in advance of any such submission. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable. No Party shall withdraw its filing or extend the waiting period in connection with the Regulatory Approvals without the prior written consent of the other Parties.

(d) During the Interim Period, except as set forth on Schedule 5.3(d), each Party shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, licenses, rights, operations or businesses of any Person, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation in the United States would be reasonably expected to (i) delay the obtaining of the Regulatory Approvals beyond the Outside Date, (ii) jeopardize the obtaining of the Regulatory Approvals, (iii) materially increase the risk of not obtaining the Regulatory Approvals or (iv) materially increase the risk of entry of a Restraint or any other Order prohibiting the consummation of the transactions contemplated hereby.

(e) Notwithstanding anything else to the contrary in this Agreement, in no event shall the Parent or its Affiliates be required, in connection with this Agreement or the transactions contemplated hereby, to offer, accept, incur, agree or consent to any material undertaking, requirement, condition, commitment, sanction, liability, obligation or other measure.

Section 5.4 Efforts to Achieve Closing; Third Party Consents. Subject to, and not in limitation of, the other terms of this Agreement (including, for the avoidance of doubt, Section 5.3(e)), during the Interim Period, each of the Parties agrees to use (a) its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to the Closing set forth in Article VI and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) defending any lawsuits or other legal proceedings, whether judicial or administrative, initiated by a third party challenging this Agreement or any matter contemplated hereby and (ii) executing and delivering such instruments, and taking such other actions, as any other Party may reasonably require in order to carry out the intent of this Agreement and (b) its commercially reasonable efforts to obtain consents, waivers or approvals of any third parties necessary to consummate the transactions contemplated hereby (including those consents set forth in Schedule 2.3 and Schedule 3.3). Without limiting the generality of the foregoing, no Party shall, and no Party shall permit any of its Affiliates or Advisors to, take any action designed to prevent, impede or delay the Closing.

Section 5.5 Company’s Obligations in Respect of Financing.

(a) Subject to Section 5.5(b), prior to the Closing, the Parent and the Company shall use their respective commercially reasonable efforts to provide to the Investor such customary cooperation that is reasonably requested by Investor in connection with the Debt Financing (provided, that such requests shall not unreasonably interfere with the ongoing operations of the Parent or its Subsidiaries). Such assistance shall include, but not be limited to, (i) participation by senior management of Parent and the Company in, and assistance with, the preparation of customary rating agency presentations and up to two meetings with each of the main rating agencies, at times and locations to be mutually agreed and upon reasonable notice; (ii) delivery to Investor of the Financing Information; (iii) assisting in the preparation of schedules to the definitive loan documentation, as may be reasonably requested; (iv) obtaining, executing and delivering, customary authorization and representation letters to the Debt Financing Sources authorizing the distribution of marketing information memoranda and/or presentations to prospective lenders or investors (after such memoranda and/or presentations have been provided to the Company with a reasonable opportunity to review and comment thereon in advance of the dissemination thereof) and containing customary representations, including with respect to the presence or absence of material nonpublic information about the Parent, Company and their Subsidiaries and regarding the material accuracy of the information contained therein, in any such case, only with respect to the information contained therein concerning the Parent, the Company, their respective Subsidiaries and respective businesses and (v) taking such other actions as are reasonably requested by Investor to facilitate the satisfaction on a timely basis of the Financing Conditions set forth in the Debt Commitment Letter that are within the control of the Parent and the Company.

(b) Notwithstanding anything in Section 5.5(a) or this Agreement to the contrary, the cooperation requested by the Investor pursuant to Section 5.5(a) shall not (i) unreasonably interfere with the ongoing operations of the Parent or its Subsidiaries, (ii) cause competitive harm to the Parent or any of its Subsidiaries, if the transactions contemplated by this Agreement are not satisfied, or (iii) require any of the Parent or any of its Subsidiaries to (A) pay any commitment or other similar fee, (B) have or incur any liability or obligation in connection with the Debt Financing, including under any agreement or any document related to the Debt Financing, (C) commit to taking any action (including entering into any Contract) whether or not contingent upon the Closing or to otherwise execute any document, agreement, certificate or instrument in connection with any Debt Financing (other than with respect to the authorization and representation letters referred to in clause (a)(iv) above), (D) take any action that would conflict with, violate or breach or result in a violation or breach of or default under any Organizational Documents of the Parent, the Company or any of their Affiliates, any Contract, this Agreement or any other document contemplated hereby or any Law, (E) take any action that could subject any director, manager, officer or employee of the Parent or any of its Affiliates to any actual or potential personal liability, (F) subject to the provisions of Section 5.2(a), provide access to or disclose information that the Company determines in good faith could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Parent or any of its Affiliates, (G) reimburse any expenses or provide any indemnities, (H) make any representation, warranty or certification (other than with respect to the authorization and representation letters referred to in clause (a)(iv) above), (I) adopt resolutions or otherwise approve agreements, documents or instruments in connection with the Debt Financing, (J) prepare any pro forma financial statements, (K) provide any cooperation that would cause any condition set forth in Article VI to fail to be satisfied or (L) provide any cooperation or information that does not pertain to the Parent, the Company or its Subsidiaries. In no event shall the Parent or the Company be in breach of Section 5.5(a) because of its failure to deliver any financial or other information other than financial or other information that can be prepared without undue burden at the time requested by the Investor or for the failure to obtain review of any financial or other information by its accountants. The Investor shall promptly reimburse the Parent or the Company (as applicable) for all out-of-pocket costs and expenses incurred by the Parent, the Company or any of their Subsidiaries in connection with the cooperation contemplated by Section 5.5(a), including all reasonable and documented fees and expenses in connection with any Advisors or Representatives of the Parent or its Subsidiaries (which shall, for the avoidance of doubt, include attorneys’ fee and expenses and fees and expenses of any accounting firms) engaged to assist in connection with the Debt Financing. The Investor shall indemnify and hold harmless the Parent, the Company and its Subsidiaries, and their respective Representatives, from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (except to the extent such Losses result from such Person’s gross negligence, Fraud or willful misconduct). In no event shall any failure on the part of the Parent or the Company to comply with its obligations under Section 5.5(a) give rise to the failure of a condition set forth in Article VI or be grounds for termination of this Agreement under Article VII.

(c) For the avoidance of doubt, receipt of any third party financing (including any Debt Financing) is not a condition precedent to the Closing, to a grant of specific performance as contemplated in Section 10.12, to the full and timely payment of the Obligations (as defined in the Limited Guaranty) (in the event due and payable) by the Investor Guarantor, or to any other matter hereunder, and, subject to the express terms and conditions of this Agreement, the Investor hereby affirms its obligation to effect the Closing and the other transactions contemplated by this Agreement regardless of whether the Investor obtains any third party financing (including any Debt Financing).

(d) Any information provided pursuant to this Section 5.5 shall be subject to the Confidentiality Agreement.

Section 5.6 Investor’s Obligations in Respect of Financing.

(a) No Amendments to Commitment Letters. Prior to the Closing, the Investor shall not, without the prior written consent of the Parent, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, any Commitment Letter or the definitive agreements relating to the Financing if such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver would (i) reduce the aggregate amount of the Financing (or the cash proceeds available therefrom) below the amount required to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions precedent to the Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Financing; provided, that any such changes to the conditions precedent to the Financing shall be permitted to the extent such changes would not reasonably be expected to prevent or materially impair the Closing; (iii) expand, amend, or modify any other terms to the Financing in a manner that would reasonably be expected to prevent or materially impair the Closing and the funding of the amount of the Financing required to consummate the transactions contemplated by this Agreement; or (iv) adversely impact in any material respect the ability of the Investor to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto (provided that (subject to compliance with the other provisions of this Section 5.6(a)), the Investor may amend the Debt Commitment Letter to (A) add additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Commitment Letter as of the date of this Agreement) or (B) increase the aggregate amount of the Debt Financing. Parent shall promptly furnish to the Company true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to the Commitment Letters or any definitive agreements relating to the Financing. Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 5.6(a), references to the “Commitment Letters” and “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 5.6(a), and references to the “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 5.6(a).

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, the Investor shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and other advisors and representatives to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing (or, in the event any portion or all of the Debt Financing becomes unavailable, Alternate Debt Financing) on a timely basis, but in any event no later than the time the Closing is required to occur pursuant to Section 1.3, on the terms and conditions (including, to the extent required, the full exercise of any “market flex” provisions in any Debt Fee Letter) set forth in the Commitment Letters, including, using its commercially reasonable efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions therein; provided that the Investor may replace or amend the Debt Commitment Letter as set forth herein; (ii) negotiate, enter into, execute and deliver on the Closing Date definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and Debt Fee Letter on a timely basis subject only to the conditions (including any “market flex” provisions in the Debt Fee Letter) set forth in the Debt Commitment Letter and Debt Fee Letter or on other terms that are not less favorable from a conditionality and enforceability perspective to the Investor than the terms and conditions related to conditionality and enforceability set forth in the Debt Commitment Letter (including, to the extent required by the related “market flex” provisions), subject to any amendments, modifications or supplements thereto, or replacements or waivers thereof permitted by Section 5.6(a); (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to the Investor contained in the Debt Commitment Letter and such definitive agreements related thereto and in the Equity Commitment Letter at or prior to the time the Closing is required to occur pursuant to Section 1.3 to the extent such conditions are within its control; (iv) in the event that all conditions contained in the Commitment Letters and any related definitive agreements have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummate the Financing at or prior to the Closing; and (v) enforce its rights pursuant to the Commitment Letters at or prior to the Closing. Notwithstanding anything to the contrary, nothing in this Section 5.6(b) shall (i) require funding of any equity financing other than the Equity Financing, (ii) the incurrence of any debt financing other than the Debt Financing or any Alternate Debt Financing, or (iii) the payment of fees in connection with the Debt Financing or Equity Financing in excess of the amounts contemplated by the Debt Commitment Letter (taking into account any “market flex” provisions applicable thereto contained in the Debt Fee Letter) and Equity Commitment Letter.

(c) Information. The Investor shall, upon written request of the Parent, keep the Parent reasonably informed on a current basis and in reasonable detail of the status of its commercially reasonable efforts to arrange the Financing. Without limiting the generality of the foregoing, the Investor shall give the Parent prompt notice in writing of (i) any material breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default), cancellation, early termination or repudiation by any party to the Commitment Letters or definitive agreements related to the Financing; (ii) the receipt by the Investor of any written notice or written communication from any Debt Financing Source or party to the Equity Commitment Letter with respect to any actual material breach, default, cancellation, early termination or repudiation (or written notice or written communications from lenders or other sources of Debt Financing to the Investor of any such actual or threatened (in writing) material breach, default, cancellation, early termination or repudiation received by the Investor) by any party to the Commitment Letters or any definitive agreements related to the Financing of any provisions of the Commitment Letters or such definitive agreements; and (iii) the Investor becoming aware of any fact, circumstance, event or other development that would reasonably be expected to result in the Investor not being able to timely obtain all or any portion of the Financing in the amount required to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing. The Investor shall provide any information reasonably requested by the Parent relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Parent delivers a written request therefor to the Investor unless providing such information will violate any applicable privilege or confidentiality obligation.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions in the Debt Fee Letter) contemplated in the Debt Commitment Letter and the Debt Fee Letter, the Investor shall promptly notify the Parent in writing and use its commercially reasonable efforts to, as promptly as reasonably practicable following the occurrence of such event (and in any event on or prior to the Closing Date), (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources (the “Alternate Debt Financing”) in an amount sufficient, when taken with the available portion of the Financing, to fund the Required Amount on the Closing Date; provided, that, in no event shall the Investor be required to, and in no event shall its commercially reasonable efforts be deemed or construed to require it to, obtain alternative financing that includes terms and conditions, taken as a whole, that are materially less favorable than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter as of the date hereof (taking into account any “market flex” provisions applicable thereto contained in the Debt Fee Letter) or would require it to pay any fees or agree to pay any interest rate amounts or original issue discount, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (taking into account any “market flex” provisions applicable thereto contained in the Debt Fee Letters) or which include any conditions to the consummation of such alternative debt financing that would reasonably be expected to make the funding of such alternative debt financing less likely to occur, than the conditions set forth in the Debt Commitment Letter as of the date hereof; provided, further, that such Alternate Debt Financing shall not, without the prior written consent of the Parent contain conditions to funding and conditions to Closing that (1) are more onerous (in a manner adverse to the interests of the Parent and its Subsidiaries) than those conditions and terms contained in the Debt Commitment Letter and Debt Fee Letter or (2) would reasonably be expected to materially impair the Closing or make the Closing less likely to occur, and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith (which may be redacted solely with respect to fees and other customarily redacted economic provisions (including customary “market flex” terms))) to the Parent. Any reference in this Agreement to (X) the “Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt

Commitment Letter at the time in question and any New Debt Commitment Letter (and any Debt Fee Letter in connection therewith (which may be redacted solely with respect to fees and other customarily redacted economic provisions (including customary “market flex” terms))) to the extent then in effect, (Y) the “Commitment Letters” shall refer to such documents as otherwise amended or modified in accordance with the terms of this Agreement, and (Z) the “Financing” means the financing contemplated by the Commitment Letters as amended or modified in accordance with the terms of this Agreement.

(e) No Financing Condition. The Investor acknowledges and agrees that none of the obtaining of the Financing or any Alternate Debt Financing or the Parent or any of its Subsidiaries having or maintaining any available cash balances is a condition to the Closing, subject to the applicable conditions set forth in Section 6.1 and Section 6.2.

Section 5.7 Interim Period Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 5.1, during the Interim Period, the Company and its Subsidiaries shall be permitted to form or acquire additional Subsidiaries in the Ordinary Course of Business in connection with the acquisition, development or financing of renewable energy assets as set forth on Schedule 5.7 (any such subsidiary, an “Interim Period Subsidiary”). Upon the formation or acquisition of any Interim Period Subsidiary, such Interim Period Subsidiary shall automatically be deemed (i) a Subsidiary of the Parent, the Company and each applicable Subsidiary of the Company and (ii) an Affiliate of the Parent, the Company and each of its Subsidiaries, in each case, for all purposes of this Agreement. In furtherance of the foregoing, the Company shall have the right to amend the Disclosure Schedules solely to reflect the formation or acquisition of any Interim Period Subsidiary on Schedule 2.5(a) without the consent of the Investor.

Section 5.8 Further Assurances. From and after the Closing, from time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated hereby.

Section 5.9 Provision Respecting Representation. The Investor hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, that (a) McGuireWoods has been retained by, and may serve as counsel to, the Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (b) that McGuireWoods has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that no other Party has the status of a client of McGuireWoods for conflict of interest or any other purposes as a result thereof and (c) that, following consummation of the transactions contemplated hereby, McGuireWoods (or any successor) may serve as counsel to the Parent or any director, member, partner, manager, officer, employee or Affiliate of the Parent or any of its respective Affiliates (including the Company and its Subsidiaries), in connection with any litigation, claim, action, suit, proceeding or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, the Investor (on its own behalf and on behalf of its Affiliates) hereby consents thereto and waives any conflict of interest arising therefrom, and the Investor shall cause its Affiliates to consent to waive any conflict of interest arising from such representation. The Investor and the Parent hereby agree that, in the event that a dispute arises after the Closing between the Investor or its Affiliates, on the one hand, and any member of the Parent Group, on the other hand, McGuireWoods may represent such member in such dispute even though the interests of such member may be directly adverse to the Investor or its Affiliates, and even though McGuireWoods may have represented, or may be handling ongoing matters for, the Investor or its Affiliates. The Investor agrees that (x) all communications among any member of the Parent Group, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or Advisors, on the one hand, and McGuireWoods, on the other hand, that relate in any way to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of Equity Interests in the Company or the transactions contemplated hereby (the “Protected Parent Communications”), shall be deemed to be privileged and confidential communications, (y) all rights to such Protected Parent Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and shall be retained by the Parent Group and (z) to the extent the Investor or any of its Affiliates should discover in its possession after the Closing any Protected Parent Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Parent, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected Parent Communications prior to the Closing Date, the Investor, together with any of its respective Affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected Parent Communications in any action against or involving the Parent Group or McGuireWoods after the Closing. The Protected Parent Communications may be used by the Parent Group in connection with any dispute that relates in any way to this Agreement or the transactions contemplated hereby.

Section 5.10 R&W Insurance Policy. In the event that the Investor or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, an “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by the Investor or such Affiliate of the Investor, (b) such R&W Insurance Policy shall not provide for any “seller retention”, and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation against any member of the Parent Group or any of their respective Affiliates, except in the event of Fraud. At the request of the Investor, the Parent and the Company shall reasonably cooperate with the Investor with respect to the underwriting of any such R&W Insurance Policy, at the sole cost of the Investor.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of All Parties. The respective obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions at or prior to the Closing:

(a) the Regulatory Approvals shall have been obtained, and shall not, as of the Closing, have been rescinded; and

(b) there shall not have been issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Closing, in each case by a Governmental Authority of competent jurisdiction (a “Restraint”).

Section 6.2 Conditions to the Obligations of Investor. The obligation of the Investor to consummate the Closing is subject to the satisfaction (or waiver by the Investor in writing, which may be given or withheld at the Investor’s sole discretion) of the following conditions at or prior to the Closing:

(a) the representations and warranties set forth in Articles II and III shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” (other than the use of “Material Adverse Effect” in Section 2.7(a)) and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that speak to a specified date or period need be true and correct only with respect to such specified date or period), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect; provided, that the Fundamental Representations set forth in Article II and Article III shall be true and correct in all respects (except where the failure of such Fundamental Representations to be true and correct is de minimis in nature); provided, further, that the representations and warranties set forth in Section 2.7(a) shall be true and correct in all respects;

(b) the Company and the Parent shall have each performed in all material respects all of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;

(c) the Parent shall have delivered or caused to be delivered to Investor those items to be delivered by it and the Company set forth in Section 1.4;

(d) the Company shall have delivered to the Investor a properly completed and executed IRS Form W-9; and

(e) the Parent shall have delivered to the Investor a certificate of the Company and the Parent signed by an authorized officer of each of the Parent and the Company and dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to the Obligations of the Parent and the Company. The obligation of the Parent and the Company to consummate the Closing is subject to the satisfaction (or waiver by the Parent or the Company, as applicable, in writing, which may be given or withheld in the Parent’s or the Company’s, as applicable, sole discretion) of the following conditions at or prior to the Closing:

(a) the representations and warranties set forth in Article IV shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that speak to a specified date or period need be true and correct only with respect to such specified date or period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of the Investor to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that the Fundamental Representations set forth in Article IV shall be true and correct in all respects (except where the failure of such Fundamental Representations to be true and correct is de minimis in nature);

(b) the Investor shall have performed in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) the Parent shall have delivered or caused to be delivered to Investor those items to be delivered by it and the Company set forth in Section 1.4;

(d) the Investor shall have delivered to the Parent a properly completed and executed IRS Form W-9 or IRS Form W-8, as applicable; and

(e) the Investor shall have delivered to the Parent and the Company a certificate signed by an authorized officer of the Investor and dated as of the Closing Date, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Waiver of Conditions. None of the Parties may rely, as a basis for not consummating the Closing, on the failure of any condition set forth in this Article VI (excluding the conditions set forth in Section 6.1(a)) to be satisfied if such failure was caused by the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as set forth in this Article VII and in no other manner:

(a) by the mutual written consent of the Parties;

(b) by either Party if:

(i) the Closing shall not have occurred on or before the one-year anniversary of the Effective Date (the “Outside Date”); provided, however, that notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a Party if the failure to consummate the Closing on or before the Outside Date was caused by the failure of such Party to perform any of its obligations under this Agreement; or

(ii) any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was caused by the failure of such Party to perform any of its obligations under this Agreement;

(c) by the Investor, if the Parent or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively, and (ii) cannot be cured such that the failure of the applicable condition set forth in Section 6.1 or Section 6.2 in respect thereof would be resolved or, if capable of being so cured, has not been so cured by the earlier of (A) thirty (30) days following receipt of written notice from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination and (B) the Outside Date; provided, that the Investor shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder;

(d) by the Investor, if (i) the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be first satisfied at the Closing) have been satisfied or waived, (ii) the conditions set forth in Section 6.2 have been first satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived by the Investor and (iii) the Parent fails to effect the Closing within two (2) Business Days after the date on which the Closing was required to have occurred pursuant to Section 1.2 (or, if earlier, the Outside Date).

(e) by the Parent or the Company, if the Investor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3, respectively, and (ii) cannot be cured such that the failure of the applicable condition set forth in Section 6.1 or Section 6.3 in respect thereof would be resolved or, if capable of being so cured, has not been so cured by the earlier of (A) thirty (30) days following receipt of written notice from the Parent or the Company, as applicable, stating its intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination and (B) the Outside Date; provided, that the Parent or the Company, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if either the Parent or the Company is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

(f) by the Parent or the Company, if (i) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be first satisfied at the Closing) have been satisfied or waived, (ii) the conditions set forth in Section 6.3 have been first satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived by the Parent or the Company, as applicable, and (iii) the Investor fails to effect the Closing within two (2) Business Days after the date on which the Closing was required to have occurred pursuant to Section 1.2 (or, if earlier, the Outside Date).

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given by the terminating Party to the other Party or Parties (except in the event of a termination pursuant to Section 7.1(a)), specifying the provision hereof pursuant to which such termination is made, and, thereafter, this Agreement shall forthwith become null and void (other than this Section 7.2, Section 8.2 and Article X (excluding Section 10.12 except in relation to enforcement of any Surviving Provision), and the Investor’s indemnification obligations under Section 5.2(b) (collectively, the “Surviving Provisions”), all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Party under this Agreement other than in respect of the Surviving Provisions; provided, however, that subject to Section 7.2(b), no such termination shall relieve any Party of any liability for damages to any other Party resulting from any Fraud or Willful Breach of this Agreement by the Party committing such Fraud or Willful Breach prior to such termination, and the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. Nothing in this Article VII shall prohibit any Party from seeking specific performance of the terms of this Agreement prior to the termination of this Agreement pursuant to, and on the terms and conditions of, Section 10.12.

(b) Termination Fee. The Investor shall pay or cause to be paid to the Parent or its designee a non-refundable fee of One Hundred Million Dollars ($100,000,000) (the “Termination Fee”) if:

(i) this Agreement is terminated by the Parent or the Company pursuant to Section 7.1(e), and at such time of termination the conditions set forth in Section 6.1 shall have been satisfied (except for any such conditions that have not been satisfied as a result of a breach by the Investor of its obligations under this Agreement) and the conditions set forth in Section 6.2 shall have been satisfied (except for any conditions that by their nature are to be satisfied at the Closing); or

(ii) this Agreement is terminated by the Parent or the Company pursuant to Section 7.1(f).

(c) If the Termination Fee becomes due pursuant to Section 7.2(b), the Investor shall pay the Parent or its designee the Termination Fee by wire transfer of immediately available funds within five (5) Business Days of the date of termination of this Agreement, it being understood that in no event shall the Investor be required to pay the Termination Fee on more than one occasion. The Parent shall provide to the Investor a notice designating an account for purposes of payment of the Termination Fee within twenty-four (24) hours of a request by the Investor to provide such information.

(d) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated, the right of the Parent to receive the payment of the Termination Fee shall be the Parent’s and the Company’s sole and exclusive remedy against the Investor (including the Investor Guarantor and the Debt Financing Sources) and any of their respective Affiliates and Representatives (each a “Related Party”) for any loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at Law, in equity or otherwise) arising under or in connection with any breach of this Agreement or otherwise in connection with the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection therewith; provided, that, for the avoidance of doubt, nothing in this Section 7.2(d) shall in any way limit any Party’s rights under Section 10.12. Upon payment in full of the Termination Fee, (i) no Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any agreement delivered in connection with this Agreement, or any of the transactions contemplated hereby or thereby (or the abandonment or termination hereof or thereof), (ii) neither the Parent nor any of its respective Affiliates (including the Company) shall be entitled to bring or maintain any action, suit or proceeding against any Related Party arising out of or in connection with this Agreement, any agreement delivered in connection with this Agreement or any of the transactions contemplated hereby or thereby (or the abandonment or termination hereof or thereof) or any matters forming the basis for such termination and (iii) the Parent shall cause any action, suit or proceeding initiated thereby in connection with this Agreement, any agreement delivered in connection with this Agreement or any of the transactions contemplated hereby or thereby (or the abandonment or termination hereof or thereof), solely to the extent maintained by the Parent or any of its Affiliates against any Related Party, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after the payment of the Termination Fee. The Parent shall not be entitled to collect the Termination Fee on more than one occasion. While the Parent may pursue as alternative remedies in the same or related legal proceeding(s) both specific performance in accordance with Section 10.12 and payment of the Termination Fee, under no circumstance shall the Parent be permitted or entitled to receive both a grant of specific performance to require the consummation of the Closing and payment of the Termination Fee.

(e) Each Party acknowledges that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, such Party would not enter into this Agreement. Accordingly, in the event the Investor fails to promptly pay the Termination Fee in accordance with Section 7.2(b), then the Investor shall also pay any reasonable out-of-pocket costs, fees and expenses incurred by the Parent and its Affiliates (including reasonable legal fees and expenses) in connection with a proceeding to enforce this Agreement in which the Parent prevails. Any amount not paid when due pursuant to Section 7.2(b) or this Section 7.2(e) shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment.

ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

Section 8.1 Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers.

(a) Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by a Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby (other than the Operating Agreement), or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing, other than in respect of Fraud.

(b) Each covenant and agreement that explicitly contemplates performance at or after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for seven (7) years following the Closing Date, and nothing in this Section 8.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (it being understood that nothing herein will limit or affect the Investor’s or any of its Affiliates’ liability, or the Investor Guarantor’s liability, as the case may be, for the failure to pay the full Closing Purchase Price and to pay any other amounts payable by it or them at or prior to the Closing as and when required by this Agreement). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.1 shall affect or otherwise limit any claim made or available under an R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the right of any Party with respect to any claims or remedies of a Party for Fraud.

(c) The Investor and the Parent acknowledge and agree, on their own behalf and on behalf of the Investor Group, the Parent Group, the Company and its Subsidiaries, as the case may be, that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 8.1, none of the Parties would enter into this Agreement.

Section 8.2 No Additional Representations or Warranties; No Outside Reliance.

(a) The Investor acknowledges and agrees, on behalf of itself and the Investor Group, that (i) the representations and warranties regarding the Company and its Subsidiaries expressly contained in Article II and regarding the Parent expressly contained in Article III (collectively, the “Express Representations”) are the sole and exclusive representations, warranties and statements of any kind or nature made to the Investor, any member of the Investor Group or any other Person related to them, (ii) except for the Express Representations, (A) none of the Parent, the Company or any other Person on behalf of Parent or the Company makes, and neither the Investor nor any member of the Investor Group has relied on or is relying on the accuracy or completeness of, or any other matter with respect to, any representation, warranty or statement of any kind or nature (whether in written, electronic or oral form) with respect to the Company, any of its Subsidiaries, the Parent or otherwise, including any representation or warranty as to the quality, merchantability, fitness for a particular purpose or condition of the Company’s or its Subsidiaries’ businesses, operations, assets, liabilities, prospects or any portion thereof, (iii) except for the Express Representations, all representations, warranties and statements of any kind or nature (whether in written, electronic or oral form) are, in each case, specifically disclaimed by the Parent and the Company on behalf of themselves and the Parent Group and (iv) none of the Parent, the Company or any other Person shall have or be subject to any liability whatsoever to the Investor or any other Person resulting from the distribution to any member of the Investor Group of, or any member of the Investor Group’s use of or purported reliance on, any information (whether in written, electronic or oral form) provided by or on behalf of the Parent other than the Express Representations, including the financial model, CIM, any information, statements, disclosures, documents or other materials made available in the Data Room, any projections, forward-looking statements or other forecasts (including in the financial model, CIM, Data Room, management meetings and similar items) (collectively, “Projections”) or otherwise in expectation of the transactions contemplated hereby or any discussions with respect to any of the foregoing information.

(b) The Investor acknowledges and agrees, on behalf of itself and the Investor Group, that (i) the Investor has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, Liabilities, properties, Contracts and prospects of the Company and its Subsidiaries and (ii) in making its determination to proceed with the transactions contemplated hereby, the Investor and the Investor Group have relied solely on the results of the Investor Group’s own independent investigation and verification, and have not relied on and are not relying on the Company, its Subsidiaries, any member of the Parent Group, the CIM, any information, statements, disclosures, documents or other materials made available in the Data Room, the Projections or any other information (whether in written, electronic or oral form), except for the Express Representations. Without limiting the generality of the foregoing, the Investor acknowledges and agrees, on its own behalf and on behalf of the Investor Group, that (A) the Projections are being provided solely for the convenience of the Investor to facilitate its own independent investigation of the Company and its Subsidiaries, (B) there are uncertainties inherent in attempting to make such Projections, (C) the Investor is familiar with such uncertainties and (D) the Investor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c) Except for the representations and warranties expressly contained in Article IV, each of the Company and Parent acknowledges and agrees, on behalf of itself and the Parent Group, that neither Investor, the Investor Guarantor nor any other Person on behalf of Investor or the Investor Guarantor makes, and none of the Company, Parent or any member of the Parent Group has relied on or is relying on the accuracy or completeness of, any other express or implied representation, warranty or statement of any kind or nature with respect to Investor, the Investor Guarantor or any Affiliate of Investor or with respect to any other information provided to the Company and Parent by Investor or any of its Affiliates.

ARTICLE IX

CERTAIN TAX MATTERS

Section 9.1 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer Taxes, real property transfer Taxes, sales Taxes, use Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the sale of the Purchased Interests hereunder (collectively, “Transfer Taxes”) shall be borne and paid by the Investor. The Investor shall prepare all necessary documentation and Tax Returns with respect to such Transfer Taxes, and the Investor, Parent and the Company shall reasonably cooperate with the Investor in the preparation and filing of such Tax Returns and the minimizing of any Transfer Taxes (including the preparation and filing of any applicable exemptions). For clarity, Transfer Taxes shall not include any Taxes incurred as a result of any pre-Closing restructuring or reorganization.

Section 9.2 Tax Allocation. The Purchase Price plus any assumed liabilities (to the extent properly taken into account for applicable Tax purposes) for U.S. federal income Tax purposes shall be allocated among the assets of the Company for purposes of determining items of income, gain, loss, or deduction pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”), which allocation shall be consistent in all material respects with the principles set forth in Schedule 9.2 (the “Allocation Methodology”). The Company’s net book value for purposes of the Allocation Methodology will be consistent with the net book value of assets reflected in the Model Allocation but adjusted to reflect the effects of ordinary course operations of the business from December 31, 2022 through Closing consistent with the methodology in the Project Blue Structure Model Spreadsheet, unless otherwise agreed to by the Parent and the Investor. A draft schedule of proposed Allocation shall be delivered by Parent to Investor within ninety (90) days after the Closing Date. Investor shall have thirty (30) days from receipt of the proposed Allocation to review and comment, and the Parties shall work together in good faith to resolve any disagreements regarding the Allocation that are raised by Investor in writing within such thirty (30) day period. To the extent that Investor and Parent are unable to resolve any dispute regarding the Allocation within ten (10) days after Parent’s receipt of Investor’s comments, then Investor and Parent shall jointly submit the remaining disputed items for resolution to the Independent Accountants (and equally share the cost of such Independent Accountants) and the Independent Accountant’s determination shall be binding upon the Parties. No Party shall take or permit others to take on its behalf any position, whether in connection with a Tax audit, a Tax Return or otherwise, that is inconsistent with the Allocation (as finally determined) unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) or other applicable Law.

Section 9.3 Tax Treatment. The parties intend that the transactions contemplated by this Agreement are intended to be treated, for purposes of U.S. federal income Tax purposes (and any state income tax laws that incorporate or follow U.S. federal income tax principles), as follows: (A) the formation of Company as a partnership is intended to be treated in accordance with Rev. Rul. 99-5, 1999-1 C.B. 434, Situation 2, in which Investor and Parent will be treated as partners and, (i) the contribution by Parent of all the assets of the Company to the newly formed partnership in exchange for an interest therein is intended to be treated as a Tax-deferred contribution pursuant to Section 721(a) of the Code; and (ii) the contribution by Investor of an amount equal to Final Purchase Price to the newly formed partnership in exchange for an interest therein is intended to be treated as a Tax-deferred contribution pursuant to Section 721(a) of the Code, and (B) the Special Distribution is intended to be treated as a reimbursement of certain preformation capital expenditures pursuant to Treasury Regulations Section 1.707-(d). No Party shall take or permit others to take on its behalf any position, whether in connection with a Tax audit, a Tax Return or otherwise, that is inconsistent with the foregoing unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) or other applicable Law.

Section 9.4 Tax Allocation Agreement. The Parties agree that neither the Company nor any of its Subsidiaries (other than NIPSCO and NIPSCO Accounts Receivable Corporation) is a party to the Amended and Restated Intercompany Income Tax Allocation Agreement between NiSource Inc., and Subsidiary Companies dated as of March 27, 2020 (the “Tax Allocation Agreement”) and that, from and after the Closing, none of the Company or any of its Subsidiaries will be a party to, or have any liability under, the Tax Allocation Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Press Releases and Communications. No press release or public announcement related to this Agreement (including any of the terms of this Agreement) or the transactions contemplated hereby (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) shall be issued or made without the approval of each of the Parties, unless required by Law or stock exchange rules or regulations, in which case the other Parties shall have the right to review and comment on such press release or announcement prior to publication.

Section 10.2 Confidentiality. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms, and upon the Closing, the Confidentiality Agreement shall terminate in accordance with its terms.

Section 10.3 Expenses. Whether or not the Closing takes place, except as otherwise expressly provided herein (including Sections 5.3(a) and 9.1), each Party shall bear its own fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the evaluation of the transactions contemplated hereby and with the negotiation of this Agreement and the other agreements contemplated hereby; provided, that the Parent shall be responsible for all Company Transaction Expenses.

Section 10.4 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when delivered by email transmission (with confirmation of transmission), (c) sent by internationally-recognized courier, in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to the Investor:

BIP Blue Buyer L.L.C.

345 Park Avenue

New York, NY 10154

Attention: Legal Counsel – Blackstone Infrastructure Partners; Max Wade

Email: BIP-Legal@blackstone.com; max.wade@blackstone.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Ravi Purohit; David Allinson

Email: ravi.purohit@lw.com; david.allinson@lw.com

Notices to the Parent:

NiSource Inc.

290 W. Nationwide Boulevard

Columbus, OH 43215

Attention: Shawn Anderson, Executive Vice President and Chief Financial Officer

Email: sanderson@nisource.com

with copies to (which shall not constitute notice):

McGuireWoods LLP

Gateway Plaza

800 E. Canal Street

Richmond, VA 23219

Attention: Joanne Katsantonis; Emilie McNally

E-mail: jkatsantonis@mcguirewoods.com; emcnally@mcguirewoods.com

Section 10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that (i) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated without the prior written consent of all of the Parties, and (ii) this Agreement shall not be assignable unless such prior written consent is so obtained, and any attempted or purported assignment hereof in the absence of such prior written consent shall be void ab initio; provided, however, that the Investor may assign this Agreement to an Affiliate without consent so long as Investor remains liable for the performance of its obligations hereunder.

Section 10.6 Amendment and Waiver. Except as set forth in Section 10.19, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be (a) amended only in a writing signed by each of the Parties or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.7 Third Party Beneficiaries; Non-Recourse.

(a) Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(b) This Agreement may only be enforced against, and any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement. Except to the extent named as a Party to this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate (without giving effect to the proviso set forth in the definition thereof), agent or Advisor of any Party, the Company or any Subsidiary of the Company shall have any liability (whether in contract, tort, equity or otherwise or by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, undercapitalization or any other attempt to avoid or disregard the entity form of any Person not a Party) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties or for any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement.

Section 10.8 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.

Section 10.9 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 10.10 Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement. Any item or matter disclosed in any section or subsection of the Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of the Disclosure Schedules to the extent that the relevance of such item or matter to such other section or subsection is reasonably apparent on the face of such disclosure. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules shall be deemed to broaden in any way the scope of the Parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item to the extent made available to the Investor. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 10.11 Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Purchased Interests and the transactions contemplated hereby and supersedes all prior agreements among the Parties respecting the sale and purchase of the Purchased Interests.

Section 10.12 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary relief, even if available, may not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any Party fails to take any action required of it hereunder to consummate the transactions contemplated hereby. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated hereby, and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 10.12 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each Party agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that nothing set forth in this Section 10.12 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.12 prior or as a condition to exercising any termination right under Article VII (and pursuing available remedies, including damages, after such termination).

Section 10.13 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns shall be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such claim, action, suit, proceeding or investigation arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no Party shall file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non conveniens. The Parties irrevocably agree that venue would be proper in any of the courts in Delaware described above, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 10.14 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY, PROCEEDING, COUNTERCLAIM OR ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES AGREES AND CONSENTS

THAT ANY SUCH CLAIM, DEMAND, ACTION OR PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15 No Right of Set-Off. Each Party, on its own behalf and on behalf of its successors and permitted assigns, hereby waives any rights of set-off, retention, netting, offset, recoupment or similar rights that such Party or any of its respective successors and permitted assigns has or may have with respect to any payments to be made by such Party pursuant to this Agreement or any other document or instrument delivered by or on behalf of such Party in connection herewith.

Section 10.16 Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. The Parties agree that the delivery of this Agreement, and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transmitted signatures.

Section 10.17 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Additional Capital Contribution Amount” means an amount that is equal to the product of (a) 19.9% multiplied by (b) the aggregate amount of any capital contributions to, or investments of any additional capital in, the Company, made by the Parent on or after January 1, 2024 and prior to the Closing; provided, that such Additional Capital Contribution Amount shall not exceed $100,000,000.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers or other representatives of such Person.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise; provided, however, that, except with respect to collecting relevant information pursuant to Section 5.3(a) and Section 5.3(b)(ii), (i) no portfolio company of any investment fund affiliated with or advised by The Blackstone Group Inc. or Blackstone Infrastructure Partners L.P. shall be deemed to be an “Affiliate” of the Investor (excluding the Investor’s Subsidiaries) and (ii) no investment fund affiliated with or advised by The Blackstone Group Inc. shall be deemed an “Affiliate” of the Investor (excluding Blackstone Infrastructure Partners L.P. together with its controlled investment vehicles).

“Affiliate Contract” means any Contract between the Company or one of its Subsidiaries, on the one hand, and Parent or any Affiliate of Parent (other than the Company or one of its Subsidiaries), on the other hand.

“Affiliate Transactions” has the meaning set forth in Section 2.18.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 9.2.

“Allocation Methodology” has the meaning set forth in Section 9.2.

“Alternate Debt Financing” has the meaning set forth in Section 5.6(d).

“Ancillary Real Property” means all real property in which the Company or any of its Subsidiaries has rights pursuant to an easement, right of way, license, crossing agreement or other similar Contract for real property rights that are material to the Company or any of its Subsidiaries and their respective businesses.

“Ancillary Real Property Agreement” means each Contract pursuant to which rights in Ancillary Real Property are granted or otherwise provided to the Company or any of its Subsidiaries, together with all modifications, amendments, extensions and supplement thereto.

“Anti-Corruption Laws” means any Law concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Authority.

“Anti-Money Laundering Laws” means any Law concerning or relating to money laundering, any predicate crime to money laundering or any record keeping, disclosure or reporting requirements related to money laundering imposed, administered or enforced by any Governmental Authority.

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.1(d).

“Base Purchase Price” has the meaning set forth in Section 1.2(a).

“Benefit Plan” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and (b) all plans, contracts, agreements, programs or arrangements of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) providing for compensation or benefits, including supplemental unemployment benefits, severance, salary continuation, retention, change in control, termination, retirement, pension, life, health, disability, accident or other welfare benefits or for deferred compensation, bonuses, stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock or other forms of incentive compensation, profit sharing or post retirement insurance, compensation or benefits, in any case (i) that Parent, the Company or any of their respective Subsidiaries sponsors, maintains or contributes to (or are required to contribute to) for the benefit of any current or former Company Employee or other service provider of the Company or any of its Subsidiaries or their dependents or beneficiaries, or (ii) pursuant to which the Company or any of its Subsidiaries has any obligation or Liability.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York or Delaware are closed generally.

“CIM” means the Confidential Information Memorandum prepared by or on behalf of the Parent.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Purchase Price” has the meaning set forth in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 2.13(a).

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“Company” has the meaning set forth in the Preamble.

“Company Employee” has the meaning set forth in Section 2.13(c).

“Company Transaction Expenses” means, (i) the legal, accounting, financial advisory, transaction, consulting and other advisory fees and expenses incurred by the Company or any of its Subsidiaries (whether accrued or otherwise) in connection with the transactions contemplated by this Agreement and (ii) any fees, costs, expenses of, payments or other Liabilities of the Company or any of its Subsidiaries related to or arising from (x) severance or similar obligations payable to any employee, officer, consultant, director or other service provider of the Company or any of its Subsidiaries, or (y) any stay bonuses, transaction or sale bonuses, retention payments, change-of-control payments or other compensatory payments to any current or former employee, officer, consultant, director or other service provider of the Company or any of its subsidiaries, in each of cases (x) and (y), that will be triggered upon, or in connection with, the execution of this Agreement or the consummation of the transactions contemplated by the Agreement, and including the employer portion of any related employment, payroll or social security Taxes.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Parent and Blackstone Infrastructure Advisors L.L.C. dated as of February 10, 2023.

“Contract” means any written agreement, arrangement, commitment, indenture, instrument, purchase order, license or other binding agreement.

“Data Room” means that certain “Project Blue” datasite administered by Intralinks, which has been made available to the Investor in connection with the transactions contemplated by this Agreement.

“Debt Commitment Letter” means that certain debt commitment letter addressed to the Investor, a true and complete copy of which has been delivered to Parent concurrently with the execution of this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with Section 5.6(a) or replaced in accordance with Section 5.6(d), pursuant to which the financial institutions party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the debt financing described therein.

“Debt Fee Letter” means that certain fee letter relating to the Debt Financing, a true and complete copy of which has been delivered to Parent concurrently with the execution of this Agreement (which Debt Fee Letter has been redacted to remove only those items related to fees, economic terms, and any “market flex” provisions), as amended, restated, amended and restated, supplemented or otherwise modified in accordance with this Agreement or replaced in accordance with Section 5.6(d).

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Documents” means the agreement, documents and certificates contemplated by the Debt Financing, including:

(a) all credit agreements, security agreements, and guarantee agreements relating to the Debt Financing;

(b) all officer, secretary, solvency and perfection certificates, and legal opinions to be provided in connection with the Debt Financing; and

(c) agreements, documents or certificates relating to the creation, perfection or enforcement of liens securing the Debt Financing, including control agreements, access letters and similar arrangements, surveys and title insurance with respect to real property, and intellectual property security agreements.

“Debt Financing Source” means each party that has committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the Debt Commitment Letter, and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“Disclosure Schedules” has the meaning set forth in Article II.

“Dispute Notice” has the meaning set forth in Section 1.2(c)(ii).

“Early Closing Time Value Adjustment” means an amount equal to (i) the Base Purchase Price; multiplied by (ii) the daily interest rate based on a 10% annual interest rate, multiplied by (iii) the number of days that will elapse between the Closing Date and December 31, 2023, which, for the avoidance of doubt, shall not include the Closing Date in the calculation of such number of days elapsed.

“Effective Date” has the meaning set forth in the Preamble.

“Emergency Situation” means, with respect to the business of the Company and its Subsidiaries, any abnormal system condition or abnormal situation requiring immediate action to maintain the system, frequency, loading within acceptable limits or voltage or to prevent loss of firm load, material equipment damage or tripping of system elements that would reasonably be expected to materially and adversely affect reliability of an electric system or any other occurrence or condition that requires immediate action to prevent or mitigate an immediate and material threat to the safety of Persons or the operational integrity of the assets and business of the Company or its Subsidiaries or any other condition or occurrence requiring prompt implementation of emergency procedures as defined by the applicable transmission grid operator, distribution or transmitting utility.

“Environmental Laws” means all applicable Laws concerning (a) the presence, use, production, generation, manufacture, handling, labeling, transportation, treatment, recycling, storage, disposal, emission, discharge, release, threatened release, control or cleanup of, or exposure to, Hazardous Substances, (b) pollution, or (c) the protection of the environment or natural resources.

“Equity Commitment Letter” means the equity financing commitment letter addressed to the Investor, a true and complete copy of which has been delivered to the Parent concurrently with the effectiveness of this Agreement, pursuant to which the Affiliate(s) of the Investor named therein have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the equity financing described therein.

“Equity Contribution Excess” means an amount equal to: (i) the aggregate amount of common equity cash contributions made by Parent to the Company from January 1, 2023 through December 31, 2023 (which, for the avoidance of doubt, such amounts shall not include contributions made in the form of shareholder loans, shareholder preferred equity or other similar interests), minus (ii) $1,065,000,000; multiplied by (iii) 19.9%.

“Equity Contribution Shortfall” means an amount equal to: (i) $1,065,000,000, minus (ii) the aggregate amount of common equity cash contributions made by Parent to the Company from January 1, 2023 through the December 31, 2023 (which, for the avoidance of doubt, such amounts shall not include contributions made in the form of shareholder loans, shareholder preferred equity or other similar interests), multiplied by (iii) 19.9%.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“Equity Interest” means any stock, partnership interest, membership interest, joint venture interest or other equity ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any other Person that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA that includes or included the first Person, or any Person that is, or was at the relevant time, a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.

“EWG” means an “exempt wholesale generator” as such term is defined in Section 1262(6) of PUHCA and the implementing regulations of FERC at 18 C.F.R. § 366.1 and § 366.7.

“Excess Amount” has the meaning set forth in Section 1.2(c)(iv).

“Existing Indebtedness” means the Indebtedness set forth on Schedule 10.17.

“Express Representations” has the meaning set forth in Section 8.2(a).

“Extraordinary Event Response” means any action otherwise prohibited by Section 5.1 to the extent determined in good faith by the Company or its Subsidiary to be necessary to avoid or mitigate a risk of impending physical injury to any human Person.

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

“FERC Approval” has the meaning set forth in Section 5.3(a).

“Final Closing Statement” has the meaning set forth in Section 1.2(b).

“Final Purchase Price” means (i) the Base Purchase Price, plus (ii) the Additional Capital Contribution Amount, if any, minus (iii) the Equity Contribution Shortfall, if any, plus (iv) the Equity Contribution Excess, if any, minus (v) the Early Closing Time Value Adjustment, if any, plus (vi) the Late Closing Time Value Adjustment, if any, each as set in accordance with Section 1.2(c).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Section 6 of the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent to the Investor’s obligations under this Agreement set forth in Section 6.1 and Section 6.2.

“Financing Information” means (a) the financial statements required by Paragraph 5 of Exhibit C to the Debt Commitment Letter and (b) such other information with respect to the business, operations and financial condition of the Company or any of its Subsidiaries as may be reasonably requested by Investor in connection with the Debt Financing and that is customarily included in marketing materials for financings comparable to the Debt Financing, in each case, to enable the Investor to prepare pro forma financial statements to the extent customary and reasonably required pursuant to the Debt Financing and to the extent reasonably available and prepared in past practice by the Company or its Subsidiaries.

“FPA” has the meaning set forth in Section 2.18.

“FPA 204 Blanket Authorization” means blanket authorization under Section 204 of the FPA to issue securities and assume liabilities.

“Fraud” means an act, committed by a Person, with intent to deceive another Person, or to induce such Person to enter into this Agreement, or otherwise act or refrain from acting, and requires (a) the making of a false Express Representation in Article II, Article III or the Disclosure Schedules (with respect to the Company or the Parent, as applicable) or Article IV or the Investor Disclosure Schedule (with respect to the Investor), or in any certificate delivered pursuant to this Agreement by the applicable Party; (b) with knowledge that such Express Representation is false; (c) with an intention to induce reliance by the Party to whom such Express Representation is made; and (d) justifiable reliance by the Party to whom such Express Representation is made; provided, however, that any reckless or similar misrepresentation of a material fact will not be deemed “Fraud” for purposes of this Agreement or any other agreements, instruments or certificates to be entered into or delivered by the Parties pursuant to the terms of this Agreement, it being the intention of the Parties that “reckless fraud” and other forms of constructive fraud shall not constitute “Fraud” for any purpose under this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1(a) (Formation and Power), Section 2.2 (Subsidiaries), Section 2.3(a) (No Violation), Section 2.5 (Equity Interests), Section 2.21 (Broker Fees), Section 3.1 (Formation and Power), Section 3.2 (Authorization), Section 3.3(a) (No Violation), Section 3.7 (Broker Fees), Section 4.1 (Organization, Standing and Power), Section 4.2 (Authorization), Section 4.6 (Broker Fees) and Section 4.8 (No Fraudulent Conveyance) and Section 4.11(c) (Adequate Proceeds).

“Governmental Authority” means any national, foreign, federal, regional, state, local, municipal or other governmental authority of any nature (including any division, department, agency, commission or other regulatory body thereof) and any court or arbitral tribunal, including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electricity, power or the transmission or transportation thereof, including any regional transmission operator, independent system operator and any market monitor thereof.

“Hazardous Substances” means any pollutants, contaminants or hazardous or toxic substances, materials or wastes, including petroleum, petroleum byproducts and all derivatives thereof, asbestos-containing materials, per- or polyfluoroalkyl substances, polychlorinated biphenyls, coal ash or other coal combustion residuals, explosive substances and pesticides, in each case that are regulated or limited by or under Environmental Laws.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money or in respect of any loans or advances, including for the avoidance of doubt any loans in connection with accounts receivable securitization facilities, (b) all other indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities (excluding trade account payables constituting short term Liabilities under U.S. GAAP), (c) any obligation of such Person evidenced by any letter of credit or bankers’ acceptance (solely to the extent drawn), (d) any accrued interest, premiums, penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other obligations relating to the foregoing, and (e) all indebtedness of others referred to in clause (a) through (d) above guaranteed directly or indirectly in any manner by such Person.

“Independent Accountants” has the meaning set forth in Section 1.2(c)(ii).

“Insurance Policy” has the meaning set forth in Section 2.15.

“Intellectual Property” means all: (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, and corporate names, together with all goodwill associated with each of the foregoing; (c) copyrights; (d) Internet domain names; (e) registrations and applications for any of the foregoing; and (f) trade secrets.

“Interim Period” has the meaning set forth in Section 5.1(a).

“Interim Period Contract” means any Contract entered into by the Company or any of its Subsidiaries during the Interim Period that would have been required to be set forth on Schedule 2.10 had such Contract been entered into as of the date of this Agreement.

“Interim Period Subsidiary” has the meaning set forth in Section 5.7.

“Investor” has the meaning set forth in the Preamble.

“Investor Disclosure Schedule” has the meaning set forth in Article IV.

“Investor Guarantor” means the party named as “Guarantor” in the Limited Guaranty.

“Investor Group” means the Investor and Blackstone Infrastructure Partners L.P., together with its controlled investment vehicles (excluding, for the avoidance of doubt, after the Closing, the Company and its Subsidiaries) and each of their respective former, current or future officers, directors, employees, partners, members, managers, agents, successors or permitted assigns.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all material information systems, including material electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, websites, storage, firmware, hardware and related documentation) to the extent owned, operated, or used by the Company or any of its Subsidiaries in the conduct of the business of the Company or any of its Subsidiaries.

“IURC” has the meaning set forth in Section 2.19(c).

“Knowledge of Company” or “Company’s Knowledge” means the actual knowledge (as opposed to any constructive or imputed knowledge) of Shawn Anderson, Brett Radulovich and Michael Hooper, in each case after reasonable due inquiry.

“Knowledge of Investor” or “Investor’s Knowledge” means the actual knowledge (as opposed to any constructive or imputed knowledge) of Sebastien Sherman, Heidi Boyd, and Daniel Kong, in each case after reasonable due inquiry.

“Knowledge of Parent” or “Parent’s Knowledge” means the actual knowledge (as opposed to any constructive or imputed knowledge) of Shawn Anderson and Brett Radulovich, in each case after reasonable due inquiry.

“Late Closing Time Value Adjustment” means an amount equal to (i) the Base Purchase Price; multiplied by (ii) the daily interest rate based on a 10% annual interest rate, multiplied by (iii) the number of days that elapse between January 1, 2024 and the Closing Date, which for the avoidance of doubt, shall include the Closing Date in the calculation of such number of days elapsed.

“Law” means any law (statutory, common or otherwise), rule, regulation, code or ordinance enacted, adopted, promulgated or applied by any Governmental Authority.

“Leakage” means (a) other than the Special Distribution, any dividend, distribution, return of capital or other distribution (or similar payment) on Membership Interests of the Company (whether in cash, stock or property or any combination thereof) declared, paid or made by the Company or any of its Subsidiaries for the benefit of Parent or any Affiliate of Parent including via an issuance, redemption, repurchase or reduction of any equity securities, or any payments in lieu of any of the foregoing (whether in cash or in kind); (b) any payments made of any kind whatsoever or to be made, or benefit conferred or to be conferred, by the Company or any of its Subsidiaries to or for the benefit of Parent or any Affiliate of Parent in respect of any redemption, purchase or repayment of any Membership Interests of the Company or any of its Subsidiaries; (c) other than in the Ordinary Course of Business, any payments made by the Company or any of its Subsidiaries to Parent or any Affiliate of Parent in respect of management fees, monitoring fees, transaction advisory fees, broker fees or other similar fees, and including any payment of interest on such fees (if any); (d) any payment in respect of any Indebtedness of the Company or any of its Subsidiaries (including repayment of principal, payment of interest or any breakage fees or penalties), in each case, if any, owed by the Company or its Subsidiaries to Parent or its Affiliates (excluding the Company or its Subsidiaries); (e) other than in the Ordinary Course of Business, any assets transferred or payment made to, or liabilities assumed, indemnified, guaranteed, secured or incurred for the benefit of, Parent or any Affiliate of Parent by the Company or any of its Subsidiaries to the extent that such transfer, assumption, indemnification, guarantee, security or incurrence was made other than on an arm’s length basis, in each case at the time of the transfer; (f) the waiver, deferral, release, forgiveness or discount by the Company of any material amount, liability or obligation owed to the Company by Parent or any Affiliate of Parent; (g) other than in the Ordinary Course of Business, the purchase by the Company or any of its Subsidiaries from Parent or any Affiliate of Parent of any assets to the extent that such purchase is made other than on an arm’s length basis at the time of the purchase; (h) any payment by the Company or any of its Subsidiaries of any Company Transaction Expenses or any fees, costs, expenses or transaction bonuses to any Person in connection with the transactions contemplated under this Agreement; (i) any Taxes of the Company or and of its Subsidiaries resulting from any of the foregoing clauses (a) through (h); and (j) any agreement or arrangement made or entered into by the Company or any of its Subsidiaries to do or give effect to any matter referred to in clauses (a) to (i) above.

“Leakage Reference Date” means December 31, 2023.

“Lease” means any Contract pursuant to which any Leased Real Property is leased, subleased, licensed or occupied, together with all modifications, amendments, extensions, guarantees, assignments and supplement thereto, other than Ancillary Real Property Agreements.

“Leased Real Property” means all land, buildings, structures, improvements or other real property material to the Company or any of its Subsidiaries and their respective businesses, other than Ancillary Real Property or Owned Real Property, which the Company or any of its Subsidiaries has the right to use pursuant to leases, subleases, licenses or other similar Contracts.

“Liabilities” has the meaning set forth in Section 2.6(b).

“Liens” means all liens, encumbrances, mortgages, deeds of trust, leases, subleases, licenses, sublicenses, pledges, security interests, hypothecations, options, right-of-way, servitude, easements, encroachments, conditional or contingent sales or other title retention agreements, defects in title, charges, claims, proxy, voting trust or transfer restrictions, including rights of first refusal, rights of first offer or preemptive rights, under any stockholder or similar agreement or Organizational Document, and in each case, including any Contract to give any of the foregoing in the future.

“Limited Guaranty” has the meaning set forth in the Recitals.

“Losses” has the meaning set forth in Section 5.2(b).

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate, with any such other changes, circumstances, developments, states of facts, effects or conditions, is or would reasonably be expected to have a material adverse effect on (x) the business, rights, properties, operations, assets, liabilities or financial condition or operating results of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Parent and the Company and its Subsidiaries, taken as a whole, to consummate the transactions contemplated by this Agreement; provided, that none of the following, either alone or taken together with other changes, circumstances, developments, states of facts, effects or conditions, shall constitute, or be taken into account in determining whether there has been or would be expected to be, a Material Adverse Effect in the case of clause (x) above: (a) changes in, or effects arising from or relating to, general business or economic conditions affecting the industries in which the Parent, the Company and its Subsidiaries operate; (b) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by any country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon any country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of any country; (c) changes in, or effects arising from or relating to, financial, banking or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index and (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (d) changes in, or effects arising from or relating to changes in U.S. GAAP following the date of this Agreement; (e) changes in, or effects arising from or relating to changes in, Laws, Orders or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Authority (including any such items related to Section 5.3) following the date of this Agreement; (f) changes or effects arising from or relating to (i) the taking of any action expressly permitted or expressly contemplated by this Agreement or at the written request of the Investor or its Affiliates, (ii) the failure to take any action if such action is expressly prohibited by this Agreement or (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of the Investor, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers, vendors or other commercial partners; (g) strikes, work stoppages or other labor disputes; (h) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (but not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); (i) the effect or any action taken by the Investor or its Affiliates with respect to the transactions contemplated hereby; (j) any acts of God, force majeure events or natural disasters; or (k) any effects or consequences of any epidemic, pandemic or disease outbreak (including any coronavirus) or any worsening condition or any civil protests, riots or other civil unrest, except in the case of the forgoing clause (a), (b), (c), (d), (e), (j) or (k) to the extent such changes, circumstances, developments, states of facts, effects or conditions have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other market participants engaged in the same industry and geographic region.

“Material Contract” has the meaning set forth in Section 2.10(a).

“MBR Authority” means authorization by FERC under Section 205 of the FPA to make wholesale sales of electric energy, capacity and certain ancillary services at market-based rates, acceptance by FERC of a tariff providing for such sales, and conferral by FERC of certain waivers of regulations and blanket authorizations (but not including blanket authorization under Section 204 of the FPA).

“McGuireWoods” means McGuireWoods LLP.

“Membership Interests” has the meaning set forth in the Recitals.

“New Debt Commitment Letters” has the meaning set forth in Section 5.6(d).

“NIPSCO” has the meaning set forth in the Recitals.

“NIPSCO Holdings I” has the meaning set forth in the Recitals.

“NIPSCO Project Company” has the meaning set forth in Section 2.19(a).

“Model Allocation” has the meaning set forth in Section 2.9(r).

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, by and among the Company, the Investor and the Parent, to be executed, subject to the terms and conditions hereof, on the Closing Date, substantially in the form attached hereto as Exhibit A (as such form may be modified from time to time (without requiring any separate amendment to this Agreement) pursuant to the terms of this Agreement).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority.

“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and bylaws or documents of similar substance; with respect to any limited liability company, its articles of association, articles of organization or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing, in each case, including any member agreements, shareholder agreements, voting agreements or documents of similar substance relating to ownership or governance matters.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Real Property” means all real property in which the Company or any of its Subsidiaries owns a fee title interest.

“Parent” has the meaning set forth in the Preamble.

“Parent Group” means the Parent, any Affiliate of the Parent (excluding the Company and its Subsidiaries) and each of their respective former, current or future Affiliates, officers, directors, employees, partners, member, managers, agents, Advisors, successors or permitted assigns.

“Parent SEC Reports” means the forms, reports, schedules, statements and other documents required to be filed or furnished under the U.S. Securities Exchange Act of 1934 filed or furnished with the U.S. Securities and Exchange Commission by the Parent, since January 1, 2021.

“Parties” or “Party” has the meaning set forth in the Preamble.

“PBGC” has the meaning set forth in Section 2.14(e).

“Permits” has the meaning set forth in Section 2.17(a).

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP, (b) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees to the extent arising under and in accordance with the terms of any Lease arising or incurred in the Ordinary Course of Business, (c) Liens arising under the Existing Indebtedness, (d) mechanics Liens and similar Liens for labor, materials, or supplies incurred in the Ordinary Course of Business relating to obligations as to which there is no breach or default on the part of the Company or any of its Subsidiaries, as the case may be, or the validity or amount of which is being contested in good faith through appropriate proceedings so long as adequate reserves are maintained on the Financial Statements in accordance with U.S. GAAP, (e) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, but solely to the extent neither the Company nor any of its Subsidiaries is in material violation thereof, (f) easements, servitudes, covenants, conditions, restrictions, and other similar matters of record affecting title to any assets of the Company or any of its Subsidiaries, but in each case only to the extent the same would not, individually or in the aggregate, reasonably be expected to materially impair the current use thereof in the operation of the business as currently conducted, (g) all matters set forth on title policies or surveys made available by or on behalf of the Company or its Subsidiaries or any member of the Parent Group to the Investor or its Representatives, but in each case only to the extent the same would not, individually or in the aggregate, reasonably be expected to materially impair the current use thereof in the operation of the business as currently conducted, and (h) Liens arising under Laws of general applicability, other than to the extent such Liens arise from or relate to the Company or any of its Subsidiary’s failure to comply with such Laws.

“Personal Data” means any data or other information that, alone or in combination with other data or information, can be reasonably used to identify (directly or indirectly) an individual, household, computer or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, and government issued identifier).

“Persons” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Closing Tax Equity Claims” means, without duplication, any Losses based on or arising or resulting from or in connection with an uncured breach of any obligations by the Company or any Subsidiary under any Tax Equity Agreements that results in (a) an indemnification or other payment of Losses pursuant to such Tax Equity Agreements or (b) a redirection of any Tax Equity Partnerships’ cash flow to the extent attributable to any facts, events, transactions, matters, or actions or inactions of the Company or any Subsidiary that predate the Closing.

“Post-Closing Statement” has the meaning set forth in Section 1.2(c)(i).

“Project Blue Structure Model Spreadsheet” means the spreadsheet titled “Project Blue – Partnership Structure Model_Remedial v Traditional (2023.5.24)” provided by the Parent to the Investor on May 24, 2023.

“Projections” has the meaning set forth in Section 8.2(a).

“Protected Parent Communications” has the meaning set forth in Section 5.9.

“PUHCA” means the Public Utility Holding Company Act of 2005, and the rules and regulations adopted thereunder.

“Purchase Price Excess Amount” has the meaning set forth in Section 1.2(c)(iii).

“Purchase Price Shortfall Amount” has the meaning set forth in Section 1.2(c)(iii).

“Purchased Interests” has the meaning set forth in the Recitals.

“R&W Insurance Policy” has the meaning set forth in Section 5.10.

“Real Property” means, collectively, the Owned Real Property, the Leased Real Property and the Ancillary Real Property.

“Regulatory Approvals” means the FERC Approval.

“Related Party” has the meaning set forth in Section 7.2(d).

“Representatives” means the directors, officers, employees, agents and Advisors of a Party.

“Required Amount” means the aggregate available cash at the Investor and other available sources of cash, will be sufficient for the satisfaction of all of the Investor’s obligations under this Agreement and in an amount sufficient to consummate the Closing, including the payment of the Closing Purchase Price, the Termination Fee (in the event due and payable) and the payment of all associated costs and expenses.

“Restraint” has the meaning set forth in Section 6.1(b).

“Sanctioned Country” means a country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk and Luhansk People’s Republics in eastern Ukraine).

“Sanctioned Person” means, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Governmental Authority described in the definition of “Sanctions,” (b) any Person operating, organized, domiciled or resident in a Sanctioned Country, (c) the government of, or a Governmental Authority or government official of, any Sanctioned Country or of Venezuela, or (d) any Person directly or indirectly owned or otherwise controlled by, acting for or on behalf of, or acting at the direction of, any such Person described in clauses (a), (b), or (c).

“Sanctions” means any trade or economic sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, His Majesty’s Treasury, the United Nations, the European Union or any agency or subdivision of any of the foregoing, including any regulations, rules and executive orders issued in connection therewith.

“Security Incident” means an occurrence that materially impairs the confidentiality, integrity or availability of any of the IT Systems or any material information that the IT Systems process, store or transmit.

“Settlement” has the meaning set forth in Section 2.19(c).

“Settling Party” has the meaning set forth in Section 2.19(c).

“Special Distribution” has the meaning set forth in the Recitals.

“Statement” has the meaning set forth in Section 1.2(b).

“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.

“Surviving Provisions” has the meaning set forth in Section 7.2(a).

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including income, gross receipts, capital stock, capital gains, environmental, franchise, profits, license, withholding, payroll, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, excise, transfer, value added, import, export, alternative minimum, estimated or other tax, duty, assessment or governmental charge in the nature of a tax, including any interest, penalty or addition thereto.

“Tax Allocation Agreement” has the meaning set forth in Section 9.4.

“Tax Credits” means the credits against U.S. federal income tax available under Section 45 of the Code, Section 48 of the Code, Section 45Y of the Code, any successor provisions thereof or any similar state or local income tax credits..

“Tax Equity Agreements” means (a) the Equity Capital Contribution Agreement, dated as of July 2, 2020, by and among Rosewater Wind Generation LLC, Northern Indiana Public Service Company LLC, Rosewater Ventures, LLC and Wells Fargo Central Pacific Holdings, Inc., (b) the Amended and Restated Limited Liability Company Operating Agreement of Rosewater Wind Generation LLC, a Delaware Limited Liability Company, dated as of December 29, 2020, as amended by the First Amendment to Amended and Restated Limited Liability Company Operating Agreement, dated as of March 26, 2021, as further amended by the Second Amendment to Amended and Restated Limited Liability Company Operating Agreement, dated as of October 14, 2022, (c) the Equity Capital Contribution Agreement, dated as of June 18, 2021, by and among Indiana Crossroads Wind Generation LLC, Northern Indiana Public Service Company LLC, Indiana Crossroads Wind Ventures, LLC and JPM Capital Corporation, (d) the Amended and Restated Limited Liability Company Operating Agreement of Indiana Crossroads Wind Generation LLC, a Delaware Limited Liability Company, dated as of December 16, 2021, as amended by that certain Amendment No. 1 to Amended and Restated Limited Liability Company Agreement, dated as of September 29, 2022, as amended by that certain Amendment No. 2 to Amended and Restated Limited Liability Company Agreement, dated as of January 10, 2023, (e) the Equity Capital Contribution Agreement, dated as of August 2, 2022, by and Among U.S. Bancorp Community Development Corporation, Northern Indiana Public Service Company LLC and Indiana Crossroads Solar Generation LLC, as amended by Waiver and First Amendment to Equity Capital Contribution Agreement, dated as of December 22, 2022, (f) the Amended and Restated Limited Liability Company Agreement of Indiana Crossroads Solar Generation LLC, a Delaware Limited Liability Company, dated as of December 22, 2022, and (g) the Equity Capital Contribution Agreement, dated as of December 21, 2022, by and among Dunn’s Bridge I Solar Generation LLC, Northern Indiana Public Service Company LLC, and Wells Fargo Bank, N.A. and the Form of Amended and Restated Limited Liability Company Operating Agreement of Dunn’s Bridge I Solar Generation LLC, a Delaware Limited Liability Company, attached thereto.

“Tax Equity Partnerships” means (a) Rosewater Wind Generation LLC, (b) Indiana Crossroads Wind Generation LLC, (c) Indiana Crossroads Solar Generation LLC, and (d) Dunn’s Bridge I Solar Generation LLC.

“Tax Return” means any return, claim for refund, report, election, form, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” has the meaning set forth in Section 7.2(b).

“Title IV Plan” has the meaning set forth in Section 2.14(e).

“Transfer Taxes” has the meaning set forth in Section 9.1.

“U.S. GAAP” means the generally accepted accounting principles of the United States.

“Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).

“Vesting Instrument” means an Ancillary Real Property Agreement or Lease.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a Party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 10.18 Other Definitional Provisions. The following shall apply to this Agreement, the Disclosure Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under U.S. GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under U.S. GAAP, the definition set forth in this Agreement shall control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”

(d) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(e) Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(f) The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(g) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(h) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(i) Any document or item shall be deemed “delivered”, “provided” or “made available” by the Parent within the meaning of this Agreement and the Disclosure Schedules if such document or item (i) is included in the Data Room at least two (2) Business Days prior to the Effective Date or (ii) delivered or provided to the Investor or its Advisors at least two (2) Business Days prior to the Effective Date.

(j) Any reference to any Contract shall be a reference to such Contract, as amended, amended and restated, modified, supplemented or waived.

(k) Any reference to any particular Code section or any Law shall be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided, that, for the purposes of the representations and warranties contained herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

Section 10.19 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of the Investor or any of its Affiliates under or pursuant to the Debt Commitment Letter or any other agreement entered into with respect to the Debt Financing), each Party:

(a) (i) waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, the Debt Commitment Letter, or any contract entered into with respect the Debt Financing, or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (ii) agrees that none of the Debt Financing Sources will have any liability to any party to this Agreement or any of its Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, or any Contract entered into with respect the Debt Financing, or the performance of any services thereunder, whether in law or in equity, whether in Contract or in tort or otherwise, and (iii) agrees not to seek to enforce commitments or other rights under the Debt Commitment Letter or any Contract entered into with respect to the Debt Financing against, or make any claims for breach of such commitments or such other rights against, or seek to recover monetary damages from, the Debt Financing Sources, or otherwise sue the Debt Financing Sources for any reason related to the Debt Commitment Letter or any Contract entered into with respect the Debt Financing, except, in each case of clauses (i) through (iii), in the case of the Investor and its Affiliates, pursuant to or in connection with the Debt Commitment Letter and/or any Contract relating to the Debt Financing;

(b) subject to clause (a) above, agrees not to bring, or support any Person in bringing, or permit any of its Affiliates to bring, or support any person in bringing, any legal proceeding against, or seek to recover monetary damages from, any Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter, or any Contract entered into with respect the Debt Financing, or the performance of any services thereunder, whether in law or in equity, in Contract or in tort or otherwise, shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court;

(c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such legal proceeding in the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(d) agrees that any such legal proceeding shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state);

(e) agrees that service of process upon such party in any such legal proceeding shall be effective if notice is given in accordance with the notice provisions of this Agreement;

(f) knowingly, intentionally and voluntarily waives (to the fullest extent permitted by law) trial by jury in any proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter or any other Contract entered into with respect the Debt Financing or the performance of any services thereunder;

(g) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may rely upon and enforce, this section and Section 7.2(d); and

(h) agrees that the provisions in this section and Section 7.2(d) and the definitions used in this section or Section 7.2(d) (as used in this section or Section 7.2(d)) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

NISOURCE INC.

By:	/s/ Shawn Anderson
Name: Shawn Anderson
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]

COMPANY:

NIPSCO HOLDINGS II LLC

By:	/s/ Shawn Anderson
Name: Shawn Anderson
Title: President and Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]

INVESTOR:

BIP BLUE BUYER L.L.C.

By: BIP Holdings Manager L.L.C., its managing member

By:	/s/ Sebastien Sherman
Name: Sebastien Sherman
Title: Senior Managing Director

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Form of Operating Agreement